UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Kraft Foods Inc.

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IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
April 2, 2012

Dear Fellow Shareholder:

I am pleased to invite you to our 2012 Annual Meeting of Shareholders. We will hold the Annual Meeting at 9:00 a.m. CDT on Wednesday, May 23, 2012, at the North Shore Center for the Performing Arts in Skokie, Illinois. The Center will open to shareholders at 8:00 a.m. CDT.

We have prepared the following materials for the meeting:

•	a Notice of Annual Meeting of Shareholders;

•	a Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	our letter to shareholders highlighting our 2011 financial and business performance.

We are once again mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials and vote online. We believe electronic delivery expedites the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive paper copies of these materials unless you specifically request them. You may request paper copies to be sent to you in the mail by following the instructions on the Notice.

Whether or not you plan to attend the Annual Meeting, your vote is important and I encourage you to vote promptly. The Notice contains instructions on how to vote via the Internet or by calling a toll-free number. If you receive paper copies of the proxy materials by mail, you may also vote by signing, dating and mailing your proxy card or voting instruction form. You may also vote in person at the Annual Meeting.

Please register in advance if you would like to attend the Annual Meeting. The Proxy Statement contains advance registration instructions.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on Wednesday, May 23, 2012.

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	To elect the 11 directors named in the Proxy Statement;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To vote on a company proposal to amend the Amended and Restated Articles of Incorporation to change the company name;

(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012;

(5)	To vote on three shareholder proposals if properly presented at the meeting; and

(6)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Shareholders of record at the close of business on March 15, 2012.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about April 5, 2012. For shareholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2011, our letter to shareholders and the proxy card on or about April 5, 2012.

Carol J. Ward

Vice President and Corporate Secretary

April 2, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2012

Kraft Foods Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://materials.proxyvote.com/50075N.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	9:00 a.m. CDT on Wednesday, May 23, 2012

Place	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

Record Date	March 15, 2012

Voting	Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	You must register in advance in order to attend the Annual Meeting. Please follow the advance registration instructions described in Question 24 on page 89 of the Proxy Statement.

VOTING ITEMS

Item		Board Recommendation	Page Reference

Item 1 –	Election of 11 Directors	For all nominees	3

Item 2 –	Advisory Vote to Approve Executive Compensation	For	72

Item 3 –	Approval of Amendment to Amended and Restated Articles of Incorporation to Change Company Name	For	74

Item 4 –	Ratification of PricewaterhouseCoopers LLP as Auditors for 2012	For	76

Item 5 –	Shareholder Proposal: Sustainable Forestry Report	Against	76

Item 6 –	Shareholder Proposal: Report on Extended Producer Responsibility	Against	79

Item 7 –	Shareholder Proposal: Report on Lobbying	Against	81
Transact any other business that properly comes before the meeting

DIRECTOR NOMINEES

Name	Age	Director Since	Occupation and Experience	Independent	Board Committees*
					Audit	Finance	HRCC	GMPAC

Myra M. Hart	71	2007	Professor, Harvard Business School (Retired)	Yes	X			Chair

Peter B. Henry	42	2011	Dean, Leonard N. Stern School of Business, New York University	Yes				X

Lois D. Juliber	63	2007	Former Vice Chairman and COO, Colgate- Palmolive Company	Yes			Vice Chair	X

Mark D. Ketchum	62	2007	Former President and CEO, Newell Rubbermaid Inc.	Yes (Lead Director)	X

Terry J. Lundgren	60	New Nominee	President and CEO, Macy’s, Inc.	Yes

Mackey J. McDonald	65	2010	Senior Advisor, Crestview Partners	Yes	X	X

Jorge S. Mesquita	50	New Nominee	Group President – New Business Creation and Innovation, The Procter & Gamble Company	Yes

Name	Age	Director Since	Occupation and Experience	Independent	Board Committees*
					Audit	Finance	HRCC	GMPAC

John C. Pope	63	2001	Chairman, PFI Group, LLC	Yes		Chair	X

Fredric G. Reynolds	61	2007	Former Executive Vice President and CFO, CBS Corporation	Yes	Chair	X

Irene B. Rosenfeld	58	2006	Chairman and CEO, Kraft Foods Inc.	No

Jean-François M. L. van Boxmeer	50	2010	Chairman and CEO, Heineken N.V.	Yes			X	X

*	Audit – Audit Committee; Finance – Finance Committee; HRCC – Human Resources and Compensation Committee; GMPAC – Governance, Membership and Public Affairs Committee

EXECUTIVE COMPENSATION

Consistent with our shareholders’ preference as indicated at our 2011 annual meeting, our Board has adopted a policy providing that shareholders vote annually to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in the proxy statement. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this Proxy Statement.

We believe that our executive compensation program is strongly aligned with delivering sustainable top-tier performance and reflects competitive practices for executive compensation. We designed our executive compensation programs to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

(1)	the achievement of specific annual and long-term strategic and financial goals; and
(2)	the realization of increased shareholder value.

Our “Named Executive Officers” are those individuals who served as our Chief Executive Officer and Chief Financial Officer during 2011 and our three other most highly compensated officers. Please read “Compensation Discussion and Analysis” beginning on page 31 and “Executive Compensation Tables” beginning on page 55 for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2011 compensation.

COMPANY NAME CHANGE

We are asking our shareholders to approve an amendment to our Amended and Restated Articles of Incorporation to change our company’s name from Kraft Foods Inc. to Mondelēz International, Inc. On August 4, 2011, we publicly announced our intent to create two independent public companies – a global snacks business and a North American grocery business – via a spin-off of the North American grocery business. Having determined that the Kraft name should remain with the grocery business, the Board sought and decided on a new name which it believes appropriately reflects the key attributes of the future global snacks business. The Board has adopted a proposed amendment to the Amended and Restated Articles of Incorporation to change the company’s name and recommends that the amendment be approved by our shareholders. For more information, please see page 74 in this Proxy Statement.

AUDITORS

As a matter of good governance, we are asking shareholders to ratify the selection of PricewaterhouseCoopers as our independent auditors for 2012. We provide information on fees paid to PwC in 2011 and 2010 on page 22 of this Proxy Statement.

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we include in this Proxy Statement three shareholder proposals (Items 5 through 7). The Board recommends a vote AGAINST each of these proposals for the reasons set forth following each proposal.

FREQUENTLY ASKED QUESTIONS

We provide answers to many frequently asked questions about the annual meeting and voting, including how to vote shares held in employee benefit plans, in the Q&A section beginning on page 83 of this Proxy Statement.

ITEM 1. ELECTION OF DIRECTORS

Process for Nominating Directors

The Governance, Membership and Public Affairs Committee of our Board of Directors, which we also refer to in this “Item 1. Election of Directors” section as the “Committee,” is responsible for identifying, evaluating and recommending to the Board nominees for election at the 2012 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Committee relies on nominee suggestions from the directors, shareholders, management and others. From time to time, the Committee retains executive search and board advisory firms to assist in identifying and evaluating potential nominees. During 2011, the Committee retained Heidrick & Struggles to assist in the search and recruitment of directors, resulting in the Board’s nomination of Terry J. Lundgren and Jorge S. Mesquita as director nominees at the Annual Meeting.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, shareholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in a global business environment, understanding of our global businesses and markets, professional expertise and education. The Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Foods’ responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an independent director who has reached the age of 75. However, if the Board determines that the director’s nomination for re-election is in our shareholders’ best interests, the Committee may recommend, and the Board may approve, the director’s nomination for re-election for up to two annual terms following his or her 75th birthday. An employee director must resign from the Board upon ceasing to be a Kraft Foods’ officer.

Diversity

The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity’s significant benefit to the Board and Kraft Foods, as varying viewpoints contribute to a more informed and effective decision-making process. The Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including global business, manufacturing, marketing, science, finance and accounting, academia, law and government. The Committee also recognizes the importance of having directors with significant international experiences and backgrounds given our global, multicultural business.

As shown below, our director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have a diversity of viewpoints and enable it to effectively represent our business, shareholders, employees, business partners and consumers:

•	7 director nominees are current or former presidents or chief executive officers of large, complex enterprises;

•	7 director nominees currently hold or held key positions at major consumer products or retail companies, including food and beverage companies;

•	3 director nominees have significant financial and accounting backgrounds;

•	2 director nominees are current or former professors at leading institutions;

•	3 director nominees are women, including the Chairman;

•	3 director nominees are living and working or have lived and worked outside the United States;

•	1 director nominee is African-American; and

•	the age range for the director nominees is 42 – 71.

Individual Skills and Experience

When evaluating potential director nominees, the Committee considers each individual’s professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our shareholders’ interests. To help the Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Committee annually conducts evaluations of the Board, the Board’s committees and individual directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.

The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that are particularly desirable for our directors to possess to help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

•

significant operating experience as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•

leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	substantial global business experience, which is particularly important given our global presence;

•

accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•

product development and marketing experience in complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance;

•

public company board and corporate governance experience at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests; and

•	academic and research experience, which brings to the Board strong critical thinking and verbal communications skills as well as a greater diversity of views and backgrounds.

The following table highlights each director nominee’s specific skills, knowledge and experiences that the Committee relied upon when determining whether to nominate the individual for election. A particular nominee may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Global Business	Accounting and Financial	Product Development and Marketing	Public Company Board/ Corporate Governance	Academic and Research
Myra M. Hart	Ö	Ö	Ö			Ö	Ö	Ö
Peter B. Henry			Ö	Ö	Ö			Ö
Lois D. Juliber	Ö	Ö	Ö	Ö		Ö	Ö
Mark D. Ketchum	Ö	Ö	Ö	Ö		Ö	Ö
Terry J. Lundgren		Ö	Ö			Ö	Ö
Mackey J. McDonald	Ö	Ö	Ö	Ö			Ö
Jorge S. Mesquita	Ö	Ö	Ö	Ö		Ö
John C. Pope		Ö	Ö	Ö	Ö	Ö	Ö
Fredric G. Reynolds	Ö	Ö	Ö	Ö	Ö		Ö
Irene B. Rosenfeld	Ö	Ö	Ö	Ö		Ö	Ö
Jean-François M.L. van Boxmeer	Ö	Ö	Ö	Ö		Ö

The Board believes that all the director nominees for election at the Annual Meeting are highly qualified. As the table shows, the nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. Each nominee other than the Chairman satisfies independence requirements. All director nominees satisfy the criteria set forth in our Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography below contains additional information regarding his or her professional experience, qualifications and skills.

Director Nominees

All Board members are subject to annual election. Our Board currently has 11 directors all of whom were elected at the 2011 Annual Meeting. Ajaypal S. Banga and Richard A. Lerner have declined to stand for re-election due to other commitments and will step down from the Board at the time of the Annual Meeting. The balance of our current directors are standing for re-election. Additionally, Terry J. Lundgren and Jorge S. Mesquita will stand for election.

In March 2012, the Committee recommended, and the Board nominated, each of the 11 director nominees listed below for election at the Annual Meeting, for a term ending at the 2013 Annual Meeting or until his or her successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board. As we announced on August 4, 2011, our company is pursuing the creation of two independent public companies – a global snacks business and a North American grocery business – via a spin-off of the North American grocery business (the “Spin-off”) by year-end 2012. In connection with the Spin-off, we anticipate that some of our directors will become directors of the North American grocery company, to be known as Kraft Foods Group, Inc., and therefore will resign from our Board of Directors. The Spin-off is subject to various conditions precedent, including approval by our Board of Directors, and there can be no assurance that the transaction will be completed.

The following table presents information regarding each director nominee as of March 23, 2012, including information about each nominee’s professional experience, educational background and qualifications that led the Board to nominate him or her for election. The following also includes information about all public company directorships each nominee currently holds and held during the past five years. In addition to the public company directorships listed below, the nominees also serve on the boards of various charitable, educational and cultural institutions.

The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

The Board recommends shareholders vote FOR the election of each of these nominees.

Myra M. Hart Professor, Harvard Business School (Retired) Director since December 2007 Committees: • Chair, Governance, Membership and Public Affairs • Audit Age: 71

Professional Experience:

Dr. Hart joined the faculty of the Harvard Business School in 1995 as a professor of management practice and retired to its senior faculty in 2008. From 1985 until 1990, Dr. Hart was a member of the team that founded Staples, Inc., an office supply retail store chain, leading operations, strategic planning and growth implementation in new and existing markets. She was Director of Marketing for Star Market, a division of SUPERVALU Inc., a U.S. grocery company, from 1983 to 1985.

Education:

Dr. Hart received a Bachelor’s Degree from Cornell University and a Master of Business Administration and a Doctor of Business Administration from Harvard University.

Public Company Boards:

Dr. Hart is a director of Office Depot Inc. and was formerly a director of Royal Ahold N.V. and Summer Infant, Inc.

Director Qualifications:

•    Leadership and Operating experience – founding officer of a global office products company

•    Industry Knowledge and Marketing experience – former Director of Marketing of a division of a large U.S. grocery company and former Director of a global supermarket company

•    Public Company Board and Corporate Governance experience – current and former director of several public companies

•    Academic experience – retired professor of management practice at a leading business school

Peter B. Henry Dean, Leonard N. Stern School of Business, New York University Director since May 2011 Committees: • Governance, Membership and Public Affairs Age: 42

Professional Experience:

Dr. Henry has been Dean of the Leonard N. Stern School of Business at New York University since January 2010. Prior to that, Dr. Henry was on the faculty at Stanford University since 1997, where he held various positions, including Konosuke Matsushita Professor of International Economics, John and Cynthia Fry Gunn Faculty Scholar and Associate Director of the Stanford Center for Global Business and the Economy from 2008 to 2009, Professor of Economics from 2007 to 2008 and Tenured Associate Professor of Economics from 2005 to 2007.

Education:

Dr. Henry received a Bachelor’s Degree in Economics from the University of North Carolina at Chapel Hill; a Bachelor’s Degree in Mathematics from Oxford University; and a Doctor of Philosophy in Economics from Massachusetts Institute of Technology.

Director Qualifications:

• Leadership and Global Business experience and Financial expertise – Dean of a leading business school and associate director of a global business center; served in governmental advisory roles, including leadership of President Obama’s Transition Team’s review of international lending agencies and an economic advisor to governments in developing markets

• Academic and Research experience – Dean and professor of economics at leading business schools and member of economic research and foreign relations organizations

Lois D. Juliber

Former Vice Chairman and
Chief Operating Officer,
Colgate-Palmolive Company

Director since November 2007

Committees:

•    Vice Chair, Human Resources and Compensation

•    Governance, Membership and Public Affairs

Age: 63

Professional Experience:

Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President – North America and Europe from 1997 until March 2000 and President of Colgate North America from 1994 to 1997. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Kraft Foods’ predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Education:

Ms. Juliber received a Bachelor’s Degree from Wellesley College and a Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E.I. du Pont De Nemours and Company and Goldman Sachs Group, Inc.

Director Qualifications:

•    Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company

•    Industry Knowledge and Marketing and Global Business experience – 32 years working in the global consumer products industry

•    Public Company Board and Corporate Governance experience – current director of two global public companies

Mark D. Ketchum Former President and Chief Executive Officer, Newell Rubbermaid Inc. Director since April 2007 Lead Director since January 2009 Committees: • Audit Age: 62

Professional Experience:

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, from October 2005 to June 2011 and has been a member of its board of directors since November 2004. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined The Procter & Gamble Company in 1971, where he served in a variety of roles, including Vice President and General Manager – Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Education:

Mr. Ketchum received a Bachelor’s Degree in Industrial Engineering and Operations Research from Cornell University.

Public Company Boards:

Mr. Ketchum is a director of Newell Rubbermaid Inc. He was formerly a director of Hillenbrand Industries, Inc.

Director Qualifications:

• Leadership and Operating experience – former President and Chief Executive Officer of a global products company and former President of a division of a global consumer products company

• Industry Knowledge and Product Development, Marketing and Global Business experience – held key roles at global consumer products companies for four decades

• Public Company Board and Corporate Governance experience – current and former director of global public companies

Terry J. Lundgren President and Chief Executive Officer, Macy’s, Inc. New Nominee Age: 60

Professional Experience:

Mr. Lundgren has served as President and Chief Executive Officer of Macy’s, Inc., a national retailer, since 2003 and has served as a director since 1997, becoming Chairman of the Board in 2004. Prior to that, he served as the President and Chief Operating Officer from 2002 to 2003, President and Chief Merchandising Officer from 1997 until 2002 and Chairman and Chief Executive Officer, Federated Merchandising Group from 1994 until 1997. Prior to joining Federated Department Stores, Inc., Macy’s predecessor, in 1994, Mr. Lundgren was with The Neiman Marcus Group from 1988 to 1994, serving as Chairman and Chief Executive Officer, Neiman Marcus Stores from 1990 to 1994.

Education:

Mr. Lundgren received a Bachelor’s Degree from the University of Arizona.

Public Company Boards:

Mr. Lundgren is a director of Macy’s, Inc.

Director Qualifications:

•    Leadership, Operating and Marketing experience – current President and Chief Executive Officer, and former Chief Operating Officer and Chief Merchandising Office, of a leading national retailer

•    Public Company Board and Corporate Governance experience – many years’ experience as a director and Chairman of the Board of leading national retailers

Mackey J. McDonald Senior Advisor, Crestview Partners Director since January 2010 Committees: • Audit • Finance Age: 65

Professional Experience:

Mr. McDonald has served as a senior advisor to Crestview Partners, a private equity firm, since 2008. Mr. McDonald served as Chief Executive Officer of VF Corporation, an apparel manufacturer, from 1996 to January 2008 and as President from 1993 to 1996. He also served as a director of VF Corporation from 1993, and as Chairman from 1998 until he retired in August 2008.

Education:

Mr. McDonald received a Bachelor’s Degree in English from Davidson College and a Master of Business Administration from Georgia State University.

Public Company Boards:

Mr. McDonald is a director of Hyatt Hotels Corporation and Wells Fargo & Company. Mr. McDonald was formerly a director of The Hershey Company, Tyco International, Ltd. and Wachovia Corporation.

Director Qualifications:

•    Leadership, Operating and Global Business experience – former President and Chief Executive Officer of a global consumer products company

•    Industry Knowledge and Public Company Board and Corporate Governance experience – current and former director of several global public companies, including companies in the food and consumer products industries

Jorge S. Mesquita Group President – New Business Creation and Innovation, The Procter & Gamble Company New Nominee Age: 50

Professional Experience:

Mr. Mesquita has served as Group President – New Business Creation and Innovation of The Procter & Gamble Company, a global marketer of consumer products, since March 14, 2012 and served as Group President - Special Assignment from January 1, 2012 until March 13, 2012. Prior to that, he served as Group President, Global Fabric Care from 2007 to 2011 and as President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007. Mr. Mesquita has been employed continuously by The Procter & Gamble Company, in various marketing and leadership capacities, since 1984.

Education:

Mr. Mesquita received a Bachelor’s Degree in Chemical Engineering from the Florida Institute of Technology.

Director Qualifications:

• Leadership, Operating and Global Business experience – current Group President of major division of global marketer of consumer products

• Industry Knowledge and Marketing experience – former President of major divisions of global marketer of consumer products

John C. Pope Chairman, PFI Group, LLC Director since July 2001 Committees: • Chair, Finance • Human Resources and Compensation Age: 63

Professional Experience:

Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance.

Education:

Mr. Pope received a Bachelor’s Degree in Engineering and Applied Science from Yale University and a Master of Business Administration from Harvard University.

Public Company Boards:

Mr. Pope is a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., R.R. Donnelley and Sons Co. and Waste Management, Inc. Mr. Pope was formerly a director of Federal-Mogul Corporation and MotivePower Industries, Inc.

Director Qualifications:

•    Leadership, Operating, Marketing and Global Business experience – held key leadership roles, including President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance of a global company

•    Accounting and Financial expertise – Chairman of a financial management firm and former Chief Financial Officer and Executive Vice President, Marketing and Finance of a global company

•    Public Company Board and Corporate Governance experience – current and former director and audit committee member of several public companies

Fredric G. Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Committees: • Chair, Audit • Finance Age: 61

Professional Experience:

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities with PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Education:

Mr. Reynolds received a Bachelor’s Degree in Business Administration in Finance from the University of Miami and is a certified public accountant.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc.

Director Qualifications:

•    Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and divisions of a global food and beverage company

•    Industry Knowledge – twelve years in various positions, including key roles, at a global food and beverage company

•    Accounting and Financial expertise – former Chief Financial Officer of a mass media company and divisions of a global food and beverage company, and certified public accountant

•    Public Company Board and Corporate Governance experience – current director of another global public company

Irene B. Rosenfeld Chairman and Chief Executive Officer, Kraft Foods Inc. Director since June 2006 Age: 58

Professional Experience:

Ms. Rosenfeld was appointed Chief Executive Officer and a member of the Board of Kraft Foods in June 2006 and Chairman of the Board in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previously, Ms. Rosenfeld was employed continuously by Kraft Foods and its predecessor, General Foods Corporation, in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor’s Degree in Psychology, a Master of Science in Business Administration and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Public Company Boards:

Ms. Rosenfeld was formerly a director of AutoNation Inc.

Director Qualifications:

• Leadership and Operating experience – current Chairman and Chief Executive Officer of Kraft Foods and former Chairman and Chief Executive Officer of a major business unit of another global food and beverage company

• Industry Knowledge and Product Development, Marketing and Global Business experience – long-time service in various positions, including key roles, at Kraft Foods and another global food and beverage company

• Public Company Board and Corporate Governance experience – former director of another public company

Jean-François M. L. van Boxmeer

Chairman of the Executive

Board and Chief Executive Officer of Heineken N.V.

Director since January 2010

Committees:

• Human Resources and Compensation

• Governance, Membership and Public Affairs

Age: 50

Professional Experience:

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, since 1984, including General Manager of Heineken Italia from 2000 to 2001.

Education:

Mr. van Boxmeer received a Master Degree in Economics at les Faculté universitaires Notre Dame de la Paix S.J.

Director Qualifications:

• Leadership and Operating experience – Chairman and Chief Executive Officer of a global brewing company

• Industry Knowledge and Product Development, Marketing and Global Business experience – over two decades in various positions, including key roles, at a global brewing company

CORPORATE GOVERNANCE

We believe that a strong corporate governance framework is essential to the long-term success of our company. This section describes our governance policies, key governance practices, Board leadership structure and oversight functions.

Governance Guidelines and Codes of Conduct

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning.

At least annually, the Board’s Governance, Membership and Public Affairs Committee reviews the Guidelines and recommends any changes to the Board. Shareholders and others can access the Guidelines on our website as described below.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have adopted a Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”). It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Directors Ethics Code.

We also have a Code of Conduct that applies to all of our employees. It includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values, the foremost being trust, and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. Shareholders and others can access our Code of Conduct on our website at www.kraftfoodscompany.com/responsibility/compliance-integrity.

We will disclose in the Corporate Governance section of our website (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Website

We include the following documents in the Corporate Governance section of our website at www.kraftfoodscompany.com/investor/corporate-governance:

•	our Articles of Incorporation,

•	our By-Laws,

•	the Guidelines,

•	our Board committee charters, and

•	the Directors Ethics Code.

The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Key Corporate Governance Practices

We have adopted several corporate governance practices that enhance the Board’s independent leadership, accountability and oversight:

•

Leadership Structure. As described further below under “Board Leadership Structure,” our Guidelines currently provide that the Chief Executive Officer serves as Chairman of the Board and an independent director serves as Lead Director.

•	Limitation on Management Directors. The Guidelines provide that the Chairman and Chief Executive Officer generally should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Foods, including matters concerning management.

•	Special Meetings of the Board. Our By-Laws allow the Lead Director, in addition to the Chairman, to call special meetings of the Board.

•

Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Governance, Membership and Public Affairs Committee annually reviews the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate him or her for re-election.

•	Special Meetings of Shareholders. Our By-Laws allow shareholders of record of at least twenty percent (20%) of the voting power of the outstanding stock to call a special meeting of shareholders.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Annual Election of Directors. Our By-Laws provide that our shareholders elect all directors annually.

•

Stock Holding Requirements. The Guidelines provide that directors are expected to hold Kraft Foods common stock in an amount equal to five (5) times the annual Board retainer within five (5) years of joining the Board. Equity grants awarded to directors in May 2010 or thereafter must be held until six (6) months after the director concludes service on the Board.

Board Leadership Structure

Our current Board leadership structure consists of:

•	a combined Chairman and Chief Executive Officer;

•	an independent Lead Director;

•	all independent directors except the Chairman and CEO;

•	independent Board committees; and

•	governance practices that promote independent leadership and oversight.

Combined Chairman and CEO

Our By-Laws provide the Board flexibility in determining its leadership structure. The Guidelines currently provide that the Chief Executive Officer serves as Chairman of the Board and an independent director serves as Lead Director. Having one individual serve as both Chief Executive Officer and Chairman benefits Kraft Foods and our shareholders by contributing to the Board’s efficiency and effectiveness. The Board believes that the Chief Executive Officer is generally in the best position to inform our independent directors about our global operations and issues important to Kraft Foods. Combining these roles also allows timely communication between management and the Board on critical business matters given the complexity and global reach of our business and ensures alignment of our business and strategic plans. At the same time, as described below under “Independent Director Leadership and Oversight,” we believe that our governance practices ensure that skilled and experienced independent directors provide independent leadership.

Our By-Laws permit one person to hold one or more offices such as chief executive officer and chairman, and provide that the Board may appoint, and designate the duties of, a lead director. The Board periodically evaluates our leadership structure and determines whether combining the roles of Chief Executive Officer and Chairman is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Ms. Rosenfeld has served as our Chief Executive Officer and a director since June 2006. In 2007, the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of Kraft Foods, the food industry and the competitive environment, her leadership experience and her dedication to working closely with other members of the Board. The Board believes that this leadership structure best meets our needs at this time, as it has provided an effective balance of strong leadership and independent oversight during the last several years.

Independent Director Leadership and Oversight

Because the Board believes that independent Board leadership is important, it established the role of Lead Director for times when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of our shareholders.

Under the Guidelines, the Lead Director, in consultation with the other independent directors, is responsible for:

•	advising the Chairman as to an appropriate schedule of Board meetings;

•	reviewing and providing the Chairman with input regarding the agendas and materials for the Board meetings;

•

presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors at regularly scheduled Board meetings, and, as appropriate, apprising the Chairman of the topics considered;

•	being available for consultation and direct communication with our shareholders;

•	calling meetings of the independent directors when necessary and appropriate;

•	serving as an unofficial member of all Board committees of which he or she is not a member; and

•	performing such other duties as the Board may from time-to-time delegate.

Our current Lead Director is Mark D. Ketchum, whom the Board appointed to that position in 2009. The Board believes that Mr. Ketchum is an effective Lead Director due to his independence, leadership and operating experience from formerly serving as president and chief executive officer of a global consumer products company and his corporate governance experience acquired while serving on public company boards.

Director Independence

The Guidelines require that at least 75% of the directors on our Board meet the New York Stock Exchange (“NYSE”) listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Foods. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Kraft Foods or our independent registered public accountants. These categorical standards are listed as Annex A to the Guidelines, which are available on our website at www.kraftfoodscompany.com/investor/corporate-governance.

The Board determined that, under our categorical standards and the NYSE listing standards, the following director nominees are independent: Myra M. Hart; Peter B. Henry; Lois D. Juliber; Mark D. Ketchum; Terry J. Lundgren; Mackey J. McDonald; Jorge S. Mesquita; John C. Pope; Fredric G. Reynolds and Jean-François M.L. van Boxmeer. Irene B. Rosenfeld is not independent because she is an executive officer of Kraft Foods.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. Our Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. As required by NYSE listing standards, the Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) approach. Our ERM approach is an ongoing process effected at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. The ERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews the ERM approach, as well as the results of the annual ERM assessment, to assure the process continues to function effectively.

Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board or it retains those responsibilities as appropriate. Management provides reports to the Board and Audit Committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and Audit Committee meetings to discuss these reports and provide any updates. The Audit Committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to the ERM approach, throughout the year, the Board and each committee review and assess risks related to our business and operations as follows:

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation*	Finance

Strategy Operations Food safety (including supply chain and food defense) Competition (including private label and customer concentration)	Financial statements Financial reporting process Accounting matters Legal, compliance and regulatory matters Operations Sovereign Risk	Governance programs Board organization, membership and structure Related person transactions Social accountability Public policy Kraft Foods’ public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices	Financial risk management (including foreign exchange, commodities and interest rate exposure) Capital structure Financial strategies and transactions

*	For a discussion about risk oversight relating to our compensation programs, see “Board Membership and Committees – Human Resources and Compensation Committee – Analysis of Risk in the Compensation Architecture” below in this Proxy Statement.

The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the global economic environment. Additionally, the Board devotes several days each year to a highly focused review of our strategic plans, which includes discussion of strategic and operational risks.

The Board believes our current leadership structure enhances its oversight of risk management because our Chief Executive Officer, who is ultimately responsible for our risk management process, is also our Chairman, placing her in the best position to discuss with the Board these key risks and management’s response to them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Kraft Foods Inc. is a participant, in which the amount involved exceeds $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are the following persons and their immediate family members: our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock. In accordance with this policy, the Committee reviews transactions that might qualify as related person transactions. If the Committee determines that a transaction qualifies as a related person transaction, then the Committee reviews, and approves, disapproves or ratifies the related person transaction. The Committee approves or ratifies only those related person transactions that are fair and reasonable to Kraft Foods and in our and our shareholders’ best interests. The chair of the Committee reviews and approves or ratifies potential related person transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the Committee any transaction so approved or ratified. The Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NYSE listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Pursuant to our policy, the Committee determined since the beginning of 2011, that no transaction submitted for its review was a related person transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2011, all required filings were timely made in accordance with Exchange Act requirements.

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our website at www.kraftfoodscompany.com/investor/corporate-governance/contact_bod. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Foods executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

BOARD COMMITTEES AND MEMBERSHIP

Our Board designates the committee members and chairs based on the Governance, Membership and Public Affairs Committee’s recommendations. In 2011, the Board had four standing committees: Audit, Finance, Human Resources and Compensation, and Governance, Membership and Public Affairs. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available on our website at www.kraftfoodscompany.com/investor/corporate-governance. Our current committee membership is listed in the table below.

Current Committee Membership*

Name	Audit	Human Resources and Compensation	Finance	Governance, Membership and Public Affairs
Ajaypal S. Banga	—	Chair	X	—
Myra M. Hart	X	—	—	Chair
Peter B. Henry	—	—	—	X
Lois D. Juliber	—	Vice Chair	—	X
Mark D. Ketchum	X	—	—	—
Richard A. Lerner, M.D.	—	—	—	X
Mackey J. McDonald	X	—	X	—
John C. Pope	—	X	Chair	—
Fredric G. Reynolds	Chair	—	X	—
Jean-François M.L. van Boxmeer	—	X	—	X

Number of Total Meetings in 2011	11	9	8	5

*	The Board periodically reviews committee membership and rotates membership during the year. Accordingly, the membership described in the table may change during 2012.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 14 meetings in 2011. All incumbent directors who served as directors in 2011 attended more than 87% of the aggregate number of meetings of the Board and all committees on which they served. Additionally, all then-incumbent directors attended the 2011 Annual Meeting of Shareholders.

Special Committees Related to Strategic Alternatives and Spin-off

During 2011, the Board formed three special committees of the Board to address various matters related to Kraft Foods’ strategy and the Spin-off. The directors who served on one or more of these committees were Ajaypal S. Banga; Myra M. Hart; Peter B. Henry; Lois D. Juliber; Mark D. Ketchum; Mackey J. McDonald; John C. Pope; Fredric G. Reynolds and Irene B. Rosenfeld. These special committees held a total of 20 meetings in 2011.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NYSE listing standards and that Fredric G. Reynolds is an “audit committee financial expert” within the meaning of SEC regulations. No Audit Committee member received any payments in 2011 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at Kraft-FinancialIntegrity@kraft.com.

Audit Committee Report for the Year Ended December 31, 2011

To our Shareholders:

Management has primary responsibility for Kraft Foods’ financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Kraft Foods Board of Directors is to oversee Kraft Foods’ accounting and financial reporting processes, and audits of its financial statements. In addition, we assist the Board in its oversight of:

•

The integrity of Kraft Foods’ financial statements and Kraft Foods’ accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the company’s assets;

•	Kraft Foods’ compliance with legal and regulatory requirements;

•	Kraft Foods’ independent auditors’ qualifications, independence and performance;

•	The performance of Kraft Foods’ internal auditor and the internal audit function; and

•	Kraft Foods’ guidelines and policies with respect to risk assessment and risk management.

Our Committee operates under a written charter that the Board last amended and restated on January 19, 2011. You may view the charter in the Corporate Governance section of the Investor Center tab on Kraft Foods’ website: www.kraftfoodscompany.com.

Our duties include overseeing Kraft Foods’ management, the internal auditor department and the independent auditors in their performance of the following functions, for which they are responsible:

Management

•	Preparing Kraft Foods’ consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Kraft Foods’ internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Auditors

•	Auditing Kraft Foods’ financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Kraft Foods’ internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent auditors, among other things, to:

•	Discuss the quality of Kraft Foods’ accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent auditors and internal auditor department, together with management’s responses; and

•	Review the overall scope and plans for the 2012 audits by the internal auditor department and the independent auditors.

Prior to Kraft Foods’ filing of its Annual Report on Form 10-K for the year ended December 31, 2011, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed any other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Foods that may bear on the auditors’ independence; and

•

Discussed with the independent auditors their independence from Kraft Foods, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence, and (ii) with Kraft Foods’ and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012.

Audit Committee:

Fredric G. Reynolds, Chair

Myra M. Hart

Mark D. Ketchum

Mackey J. McDonald

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Kraft Foods specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform and is subject to a specific engagement authorization by management within the pre-approved category spending limits. The Committee’s policy also requires management to report at Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Committee meeting, the Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the Committee’s next regular meeting.

During 2011, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2011 and 2010 were:

	2011	2010
Audit Fees	$20,827,000	$25,029,000
Audit-Related Fees	478,000	531,000
Tax Fees	12,373,000	14,781,000
All Other Fees	9,000	89,000

Total	$33,687,000	$40,430,000

•

“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). In 2011, audit fees include work related to the Spin-off. Audit fees in 2010 reflect additional work related to the Cadbury acquisition.

•

“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

•

“Tax Fees” include professional services in connection with tax compliance and advice. The 2011 audit fees include work related to the Spin-off. In 2010, tax fees also include tax advice and professional services related to the Cadbury integration.

•	“All Other Fees” include professional services in connection with benchmarking studies and seminars.

•	All fees above include out-of-pocket expenses.

Finance Committee

The Finance Committee is responsible for considering and making recommendations to the Board on the management of our financial resources and major financial strategies and transactions as set forth in its charter. The Committee reviews and makes recommendations to the Board on financial matters, including:

•	our annual and long-term financing plans, including our projected financial structure and funding requirements;

•	issuances, sales or repurchases of equity and debt securities;

•	our external dividend policy and dividend recommendations;

•	proposed major investments, acquisitions, divestitures, joint ventures, significant asset sales and purchase commitments;

•	financial risk management activities, such as foreign exchange, commodities and interest rate exposure;

•	director and officer insurance program; and

•	Board and management authorization levels with respect to financing matters.

Governance, Membership and Public Affairs Committee

The Board determined that all of the Governance, Membership and Public Affairs Committee members are independent within the meaning of the NYSE listing standards. The Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with criteria approved by the Board;

•	considering the performance and suitability of incumbent directors in determining whether to nominate them for re-election;

•	making recommendations to the Board as to directors’ independence;

•	recommending to the Board the appropriate size, function, needs and composition of the Board and its committees;

•	recommending to the Board the membership of each committee;

•	monitoring directors’ compliance with our stock ownership guidelines;

•	reviewing and evaluating opportunities for Board members to engage in continuing education;

•	advising the Board on corporate governance matters, including developing and recommending to the Board revisions to our corporate governance principles;

•	developing and recommending to the Board and overseeing an annual self-evaluation process for the Board and its committees;

•	administering and reviewing the Directors Ethics Code;

•

overseeing Kraft Foods’ policies and programs related to corporate citizenship, social responsibility, and public policy issues significant to Kraft Foods such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitoring issues, trends, internal and external factors and relationships that may affect the public image and reputation of Kraft Foods and the food and beverage industry.

The Governance, Membership and Public Affairs Committee will consider any candidate a shareholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Committee uses the same criteria set forth in the Guidelines to evaluate a candidate suggested by a shareholder as the Committee uses to evaluate a candidate it identifies, as described above under “Item 1. Election of Directors – Process for Nominating Directors,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a shareholder, our Corporate Secretary will notify that shareholder whether the Board decided to appoint or nominate the candidate.

For a description of how shareholders may nominate a candidate for election to the Board at an annual meeting of shareholders and have that nomination included in the proxy statement for that meeting, see “2013 Annual Meeting of Shareholders” in this Proxy Statement.

Human Resources and Compensation Committee

Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the Human Resources and Compensation Committee during 2011 are independent within the meaning of the NYSE listing standards. None of the Committee’s members:

•	is or was an officer or employee of Kraft Foods;

•

is or was a participant in a “related person” transaction since the beginning of 2011 (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Human Resources and Compensation Committee’s responsibilities are set forth in its charter. The Committee’s responsibilities include, among other duties:

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating her performance against these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Chief Executive Officer’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and her direct reports and, as appropriate, evaluating potential candidates;

•	monitoring our policies, objectives and programs related to diversity and reviewing periodically our diversity performance against appropriate measures;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of non-employee directors for service on the Board and its committees; and

•	reviewing and discussing with management the Compensation Discussion and Analysis and preparing and approving the Committee’s report to shareholders included in our annual Proxy Statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Committee meets several times each year to address our compensation programs, benefit plans and policies.

•

Role of Independent Compensation Consultant. In 2011, the Committee retained Compensation Advisory Partners, LLC as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and to advise the Committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the Committee, regularly participates in Committee meetings, including executive sessions of the Committee that excludes management, and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses and has no knowledge of the information in these analyses. The consultant plays a similar role in analyzing the amount and form of director compensation, as discussed below.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents her compensation recommendations for each of the other Named Executive Officers, her remaining direct reports and other executive officers (as described under “Compensation Discussion and Analysis”). The Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Committee

Compensation Advisory Partners has served as the Committee’s independent compensation consultant since September 2009. During 2011, Compensation Advisory Partners provided the Committee advice and services, including:

•	participating in Committee meetings;

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and providing advice about design of our annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance;

•	advising on compensation matters related to the Spin-off; and

•	updating the Committee on executive compensation trends, issues and regulatory developments.

The Committee believes that its consultant should be able to advise the Committee independent of management’s influence. As discussed above, in September 2009, after an extensive selection and interview process, the Committee retained Compensation Advisory Partners as its compensation consultant. The Committee believed that it was in the best interests of the Committee and Kraft Foods to engage a compensation consulting firm that provides no other services to Kraft Foods. For the year ended December 31, 2011, Compensation Advisory Partners provided no services to Kraft Foods other than executive and director compensation consulting services to the Committee.

At least annually, the Committee reviews the types of advice and services provided by Compensation Advisory Partners and the fees charged for those services. The consultant reports directly to the Committee on all executive and director compensation matters; regularly meets separately with the Committee outside the presence of management; and, speaks separately with the Committee chair and other Committee members between meetings, as necessary or desired.

Analysis of Risk in the Compensation Architecture

In 2011, the Human Resources and Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs. In its evaluation, the Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to Kraft Foods and our shareholders in the long term. The Committee identified numerous safeguards that effectively manage or mitigate risk, including:

•

Corporate and Business Unit Weighting. The balance of corporate and business unit weighting in incentive plans encourages participants to focus on overall corporate performance as well as business unit performance in order to prevent actions that may improve business unit performance and maximize awards but harm our overall health.

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance. Our executive compensation is heavily weighted toward long-term incentive compensation to encourage sustainable shareholder value and ensure accountability for long-term results.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•

Multiple Performance Measures. Our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another. Our incentive plans also include individual performance criteria to ensure that goals do not favor achievement without regard for risks taken.

•	Committee Discretion. The Committee has discretion to reduce incentive awards based on unforeseen or unintended consequences.

•

Long-Term Incentive Mix. We use a portfolio of long-term incentives, which are all stock-based, to motivate executives to achieve long-term financial goals and top-tier performance results. Multi-year vesting features and multi-year performance cycles of long-term incentive compensation promote sustainable shareholder value creation and long-term growth as well as encourage retention.

•

Stock Ownership Guidelines and Holding Requirements. We use meaningful stock ownership guidelines that are higher than those of our peer companies and stock holding requirements to align our executives’ interests with our shareholders’ interests and ultimately focus our executives on attaining sustainable long-term shareholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows Kraft Foods to recapture any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our shareholders.

•

Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use innovative and effective approaches to promote compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained shareholder value, including targeting pay at the median of our peer group, benchmarking compensation, using quantitative and qualitative results to determine incentive awards, engaging an independent compensation consultant, communicating with our shareholders to understand their views and concerns and conducting annual risk assessments.

The Committee also analyzed our overall enterprise risks and whether our compensation programs could impact individual behavior so as to exacerbate these enterprise risks. The Human Resources and Compensation Committee collaborated with the Audit Committee in this analysis.

In addition to the Committee’s evaluation, Compensation Advisory Partners also reviewed our executive and broad-based incentive plans and noted similar terms in our incentive plans that mitigate risk.

In light of these analyses, the Human Resources and Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Kraft Foods.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2011

The Human Resources and Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012.

Human Resources and Compensation Committee:

Ajaypal S. Banga, Chair

Lois D. Juliber

Mark D. Ketchum*

John C. Pope

Jean-François M.L. van Boxmeer

*	Mr. Ketchum served as a member of the Committee through May 23, 2011 and participated in part of the compensation actions described under “Compensation Discussion and Analysis” included in this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Directors who are full-time Kraft Foods employees (currently only Irene Rosenfeld) receive no compensation for their services as directors.

We strive to provide competitive compensation to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. With its compensation consultant’s assistance, the Human Resources and Compensation Committee periodically benchmarks non-employee director compensation against a compensation peer group and general industry data, considers the appropriateness of the form and amount of non-employee director compensation and makes recommendations to the Board concerning such compensation.

The table below summarizes the cash and equity compensation elements in place during 2011 for our non-employee directors.

Compensation Elements
Annual Board Retainer	$110,000
Annual Committee Chair Retainer	$10,000
Annual Lead Director Retainer	$30,000
Annual Stock Grant Value(1)	$125,000

(1)	In 2011, non-employee directors were awarded deferred shares that were immediately vested, but receipt of the shares is deferred until six months after the non-employee director no longer serves on the Board. Dividends on deferred stock are reinvested in deferred shares until the distribution date.

We pay the non-employee directors their cash retainers quarterly. Non-employee directors can defer 25%, 50%, 75% or 100% of their cash retainers into accounts that mirror the funds in the Kraft Foods Inc. Thrift 401(k) Plan pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors. Non-employee directors also receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of shareholders. At the non-employee director’s election, he or she may receive the annual stock award in the form of (i) unrestricted shares of our common stock, subject to a holding period ending six months after the director no longer serves on the Board or (ii) vested deferred shares, delivery of which is deferred until six months after he or she no longer serves on the Board.

To further align our non-employee directors’ and shareholders’ interests, we require that they hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years of becoming a director. If a non-employee director does not meet the stock ownership requirement within the timeline, the Lead Director will consider the director’s particular situation and may take any further action as he or she deems appropriate. As of March 1, 2012, all individuals who have served as our directors for five or more years satisfy the stock ownership requirement.

Non-employee directors may also participate in the Kraft Foods Foundation Matching Gift Program on the same terms as our employees. Under the program, the Kraft Foods Foundation matches up to $15,000 per director, per year, of contributions to 501(c)(3) non-profit organizations.

2011 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Banga, Ajaypal	120,000	125,049	20,000	265,049
Hart, Myra	120,000	125,049	30,000	275,049
Henry, Peter(4)	66,484	125,049	—	191,533
Juliber, Lois	110,000	125,049	12,500	247,549
Ketchum, Mark	140,000	125,049	—	265,049
Lerner, Richard	110,000	125,049	—	235,049
McDonald, Mackey	110,000	125,049	30,000	265,049
Pope, John	120,000	125,049	2,200	247,249
Reynolds, Fredric	120,000	125,049	30,000	275,049
van Boxmeer, Jean-François	110,000	125,049	—	235,049
Wright, Deborah(5)	47,802	—	—	47,802
Zarb, Frank(5)	43,819	—	—	43,819

(1)	Includes all retainer fees paid or deferred pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors. Non-employee directors do not receive meeting fees.

(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2011 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2011 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2011 and the number of stock awards and stock options outstanding as of December 31, 2011.

(3)	Represents Kraft Foods Foundation contributions made as part of the Kraft Foods Foundation Matching Gift Program. For Ms. Hart and Messrs. Banga, McDonald and Reynolds, includes an additional amount of Kraft Foods Foundation contributions above the general $15,000 annual limit. In January and October 2011, the Foundation offered a two-for-one match promotion under which the Kraft Foods Foundation contributed amounts over the general annual limit to non-profit organizations on the director’s behalf. This two-for-one promotion was available to all our U.S. employees and directors on the same terms.

(4)	Mr. Henry joined the Board on May 24, 2011.

(5)	Ms. Wright and Mr. Zarb completed their terms on the Board on May 24, 2011.

2011 Non-Employee Director Stock Awards Table

	Stock Awards
Name	Number of Shares of Stock Granted	Grant Date Fair Value of Stock Granted(1) ($)
Banga, Ajaypal	3,580	125,049
Hart, Myra	3,580	125,049
Henry, Peter	3,580	125,049
Juliber, Lois	3,580	125,049
Ketchum, Mark	3,580	125,049
Lerner, Richard	3,580	125,049
McDonald, Mackey	3,580	125,049
Pope, John	3,580	125,049
Reynolds, Fredric	3,580	125,049
van Boxmeer, Jean-François	3,580	125,049
Wright, Deborah(2)	—	—
Zarb, Frank(2)	—	—

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2011 as computed in accordance with FASB ASC Topic 718.
(2)	Ms. Wright and Mr. Zarb completed their terms on May 24, 2011 prior to the 2011 annual stock grant.

As of December 31, 2011, each non-employee director had an aggregate of 7,701 deferred stock awards outstanding, except for Mr. Henry who had 3,580 deferred stock awards outstanding. In addition, as of December 31, 2011, Mr. Pope held options to purchase 1,710 shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both Kraft Foods’ business performance and the individual performance goals for each of our Named Executive Officers; and

•	explain the tables and other disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals (referred to as our “Named Executive Officers”):

•	Irene Rosenfeld, who served as our Chairman and Chief Executive Officer (“CEO”) in 2011;

•	David Brearton, who served as our Chief Financial Officer for part of 2011;

•	Timothy McLevish, who served as our Chief Financial Officer for part of 2011; and

•	Sanjay Khosla, W. Anthony Vernon and Mary Beth West, our three other most highly compensated executive officers during 2011.

The Named Executive Officers include Timothy McLevish who concluded his tenure as Chief Financial Officer effective May 9, 2011. He continues to serve as our Executive Vice President. David Brearton has served as our Executive Vice President and Chief Financial Officer since May 9, 2011.

Executive Summary

In this section we highlight our 2011 performance and the key actions the Human Resources and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) took to further align the interests of our Named Executive Officers with those of our shareholders. We also include a summary of our compensation governance highlights to provide a better understanding of the Committee’s pay decisions relative to company performance in 2011 and our most recently completed three-year (2009 – 2011) performance cycle.

2011 Performance

In 2011, we delivered superior financial performance including top-tier revenue growth and earnings results. Our net revenues grew 10.5% while our Organic Net Revenue Growth(1) was 6.6%. Operating Earnings Per Share (“EPS”) was $2.29, an increase of 13.4%, driven primarily by operating gains, lower tax cost and favorable foreign currency. Each of our geographical segments contributed to our strong performance. Strong operating gains, cost management and delivery on our Cadbury integration synergies all contributed to drive our strong profitability growth. Cash flow results were also strong for the second straight year. Our Total Shareholder Return during 2011 was 22.7%, which significantly exceeded the median of our Performance Peer Group (10.2%).

In the midst of delivering strong operating performance, we announced the Spin-off, which the Committee considered when evaluating our Named Executive Officers’ performance in 2011.

2011 Performance and Impact to Annual Cash Incentive Payouts

In early 2012, the Committee reviewed performance with respect to the 2011 Annual Cash Incentive Program objectives. We significantly exceeded our top line growth goal and were slightly below our aggressive profitability and cash flow goals. Our 2011 performance, which drove Annual Cash Incentive Program payouts for our Named Executive Officers, is as follows:

•	Organic Net Revenue Growth – 6.6%

(1)	See Exhibit A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

•	Adjusted Operating Income(1) – $7.1 billion

•	Free Cash Flow(1) – $2.7 billion

Based on these results, our overall Annual Cash Incentive Plan rating for 2011 was 130% of target. See “– Elements of Executive Compensation – Annual Cash Incentive Program – 2011 Business Unit Ratings” below for more information about our results relative to targets. See “- Additional Information on Compensation Principles – Providing Competitive Pay – Composition and Purpose of the Performance Peer Group” below for additional information regarding our Performance Peer Group.

2009 – 2011 Performance and Impact to Long-Term Incentive Plan (“LTIP”) Payouts

Overall, we delivered above target results during the three-year performance cycle from 2009 to 2011. Strong Operating EPS Growth and Cumulative Adjusted Free Cash Flow generation, combined with slightly below target Organic Net Revenue Growth results, significantly impacted the final payout. During this period, our Relative Total Shareholder Return outperformed the median of our Performance Peer Group.

Our 2009 – 2011 performance that drove LTIP payouts for our eligible Named Executive Officers was as follows:

•	Organic Net Revenue Growth – 3.9%

•	Operating EPS Growth – 10.7%

•	Cumulative Adjusted Free Cash Flow – $10.2 billion

•	Annualized Relative Total Shareholder Return – Above Performance Peer Group median (Kraft Foods annualized Total Shareholder Return of 16.1% compared to 15.3% median for the Performance Peer Group)

Based on these results relative to target, our overall LTIP rating for the 2009 – 2011 performance cycle was 141% of target. See “– Elements of Executive Compensation – Long-Term Incentives – LTIP – Performance Shares (2009 – 2011 Performance Cycle)” below for more information about our results relative to targets.

Compensation Governance Highlights

The Committee continues to ensure that we compensate our Named Executive Officers effectively and consistent with shareholder expectations. We have adopted the following compensation practices to promote strong governance and alignment with shareholder interests:

Compensation Governance Highlight	Kraft Foods Highlight
High Proportion of At-Risk Compensation

Approximately 85% of our CEO’s total compensation is at–risk, incentive-based compensation. This weighting is higher than the average of other CEOs in our Compensation Survey Group.

See “—Additional Information on Compensation Principles – Providing Competitive Pay—Composition and Purpose of the Compensation Survey Group” for additional information regarding our Compensation Survey Group.

Long-Term Incentives Are Entirely Stock-Based	We deliver 50% of long-term incentives in performance shares, 25% in stock options and 25% in restricted stock. This mix promotes alignment of our executives’ interests with shareholder interests.
(1)	See Exhibit A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

Compensation Governance Highlight	Kraft Foods Highlight
Pay Targeted to Size-Adjusted Median of Peer Group

Based on our principles, we generally target compensation levels at or near the size-adjusted median of our Compensation Survey Group. The median revenues of this peer group are well below Kraft Foods’ revenue. As stated below under “ – Compensation Paid to Named Executive Officers in 2011,” the actual target compensation for some of our Named Executive Officers is below the median.

Stock Ownership Guidelines and Holding Requirements Exceed Market Levels

Our CEO is expected to own eight times her salary in Kraft Foods common stock and our other Named Executive Officers are expected to own four times their salary in Kraft Foods common stock. These guidelines exceed the median levels of our peers. Our CEO and each of our Named Executive Officers have met or exceeded the required ownership levels. In addition, our holding requirements are more stringent than typical requirements. Starting in 2011, our executive officers, including our Named Executive Officers, are required to hold 100% of all shares acquired from stock option exercises and restricted stock and performance share vestings, net of shares withheld for taxes or payment of exercise price, for a period of one year.

Perquisites are Conservative	While we offer certain perquisites to our Named Executive Officers, the types and amounts are at or below the median levels of our peers. We do not pay tax gross ups for any perquisites.

Compensation Risk is Assessed Frequently	The Committee performs a comprehensive compensation risk assessment annually. We have also established significant and effective safeguards to protect against undue risk such as reasonable caps on incentive payouts, use of diverse mix of performance measures, incentive clawbacks and appropriate discretion by the Committee on award payouts.

How the Committee Considered the Shareholder Advisory Vote on our 2010 Executive Compensation Program

The Committee believes that our executive compensation program is strongly aligned with delivering sustainable top-tier performance and reflects competitive practices for executive compensation. At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders approved our fiscal year 2010 executive compensation program with 83.8% of votes cast. The Committee has considered the results of the vote on our 2010 executive compensation program and concluded that the program continues to provide a competitive pay-for-performance package that effectively incents our Named Executive Officers and encourages long-term shareholder value. Kraft Foods’ strong financial performance in fiscal year 2011 reinforces the Committee’s view that our executive compensation program is achieving its objectives, and the Committee made no significant changes to the program during the year. The Committee will continue to consider the results of future shareholder advisory votes as well as shareholder views about our core compensation principles, objectives and program design when determining executive compensation.

Our Compensation Program Design

Our executive compensation program’s four primary goals are:

•	attract, retain and motivate talented executive officers and develop world-class business leaders;

•	support business strategies that promote superior long-term shareholder returns;

•

align pay and performance by making a significant portion of our Named Executive Officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

•

align our executive officers’ and shareholders’ interests through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior Total Shareholder Return.

Our executive compensation program is designed to achieve these goals by using the following principles:

•

Providing Competitive Pay. We annually benchmark our target and actual compensation levels and pay-mix with our Compensation Survey Group. We use this comparison to ensure that our executive compensation and benefits package is competitive with the Compensation Survey Group. The Committee generally targets total executive compensation at or near the size-adjusted median total compensation of the group and allows business and individual performance to determine whether actual pay is above or below the median. The Committee uses a size-adjusted median because our revenues are significantly higher than the revenues of companies in our peer group. In addition, the Committee compares Kraft Foods’ financial and Total Shareholder Return performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group, the Performance Peer Group and the methodology for the size-adjusted median can be found below under “—Additional Information on Compensation Principles—Providing Competitive Pay”;

•

Providing Fixed and Variable Compensation. We provide a mix of fixed and variable compensation (heavily weighted to variable compensation for our Named Executive Officers) designed to attract, retain and motivate top-performing executives, as well as appropriately align compensation levels with achieving relevant financial and strategic goals;

•

Providing Equity and Cash Incentives. We provide a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior Total Shareholder Returns;

•	Assessing Individual Performance and Potential. Incentive awards are based in part on the individual’s performance and potential for advancement within the organization; and

•

Requiring Stock Ownership and Holding Periods. Our executive officers, including our Named Executive Officers, are required to maintain or exceed specific levels of Kraft Foods stock ownership in order to further align their interests with those of our shareholders. Our compensation programs facilitate high levels of stock ownership. Our executive officers are also required to hold shares upon exercise of stock options and vesting of restricted stock and performance shares for at least one year. More information about stock ownership guidelines for executive officers can be found below under “—Additional Information on Compensation Principles—Requiring Stock Ownership.”

Overall Pay Mix

The chart below shows the total compensation mix, on average, for our CEO and other Named Executive Officers (NEOs), based on target awards in 2011, compared with the average of the Compensation Survey Group. Our mix is well–aligned to the mix paid by companies in the Compensation Survey Group. In the case of our CEO, the incentive mix is slightly more weighted towards long-term incentives and less weighted in annual incentives compared to the Compensation Survey Group, consistent with our focus on delivering top-tier sustainable performance over the long-term.

(1)	For Kraft Foods, long-term incentives include restricted stock, non-qualified stock options and performance shares; for Compensation Survey Group peers, long-term incentives include all types of long-term incentive awards.

Summary of 2011 Compensation Program

The following table summarizes the elements and program objectives of our 2011 compensation program for executive officers, including Named Executive Officers.

Program	Description	Program Objective
Annual Cash Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities.	• Retention and attraction • Drive top-tier performance – Individual contribution

Annual Cash Incentive Program	Annual incentive with target award amounts for each executive officer. Actual cash payouts may be higher or lower than target, based on business and individual performance.	• Drive top-tier performance – Across entire organization – Within business units – Individual contribution

Long-Term/Stock-Based Incentive Compensation

Performance Shares or Long- Term Incentive Program

Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Kraft Foods’ goals and can be 0% – 200% of target, based on Kraft Foods’ performance. Payout will be in Kraft Foods common stock at the end of the three-year program. No dividends or dividend equivalents are paid or earned on unvested performance shares.

• Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Stock ownership/alignment to shareholders • Retention

Stock Options	Each executive officer has an award opportunity based on his or her role, long-term performance and potential for advancement.

•    Drive top-tier performance

–    Long-term individual contribution

–    Recognize advancement potential

•    Stock ownership/alignment to shareholders

•    Realized value linked entirely to stock appreciation

•    Retention

Restricted Stock	Each executive officer has an award opportunity based on his or her role, long-term performance and potential for advancement.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Stock ownership/alignment to shareholders • Retention

Program	Description	Program Objective
Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retention and attraction • Provide opportunity for future financial security • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling, and, for the CEO only, personal use of Kraft Foods’ aircraft.	• Retention and attraction • Supports personal financial planning needs • Security of CEO

Post-Termination Benefits

Defined Benefit Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual cash incentive award) at the conclusion of an executive officer’s career. This program is not offered to any U.S. employees hired on or after January 1, 2009.	• Retention • Attraction • Provide financial security to long-term service executive officers in retirement

Defined Contribution Program (401(k))	Program under which Kraft Foods matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career. This program was enhanced for U.S. employees hired on or after January 1, 2009 who are not eligible for the defined benefit program.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Kraft Foods change in control.	• Retention • Focus on delivering top-tier shareholder value in periods of uncertainty • Supports effective transition

Other Benefits
Other Benefits	Health, welfare and other benefits.	• Retention • Attraction

Elements of Executive Compensation

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “ — Compensation Paid to Named Executive Officers in 2011.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Base salary levels for Named Executive Officers are targeted to be at or near the size-adjusted median of the Compensation Survey Group. However, the Committee also considers a number of other factors when reviewing and setting base salaries for Named Executive Officers, including: Kraft Foods’ performance and the Named Executive Officer’s individual performance, level of responsibility, potential to assume roles with greater responsibility, tenure and experience. The Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers.

Annual Cash Incentive Program

Overview

The Annual Cash Incentive Program is a cash bonus plan designed to motivate and reward participants, including our Named Executive Officers, for their contribution to Kraft Foods, or a business unit of Kraft Foods, for achieving our annual financial and strategic goals. The range of amounts that an executive officer may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Award Formula

The formula shown below is used to determine actual awards for participants, including our Named Executive Officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2011	x	Target Annual Incentive Opportunity (% of Base Salary)	x	Business Unit Rating (0% – 180%)	x	Individual Performance Assessment (0% – 180%)	=	Actual Cash Award (Maximum capped at 250% of target)

Award Formula Element	Explanation of Key Provisions
Target Annual Incentive Opportunity

•    Target percentage of base salary reflects the Named Executive Officer’s role and responsibilities.

•    Individual targets, as a percentage of base salary, for our Named Executive Officers were, as of December 31, 2011, as follows:

Ms. Rosenfeld	Mr. Brearton	Mr. McLevish	Mr. Khosla	Mr. Vernon	Ms. West
150%	90%	90%	80%	90%	80%

2011 Business Unit Ratings	• Rating can range from 0% to 180%. • The Committee approved the following financial metrics to measure business performance:
	Measure	Weighting
	Organic Net Revenue Growth	45%
	Adjusted Operating Income	35%
	Free Cash Flow	20%

•    The Committee chose these metrics because of their high correlation to Total Shareholder Return. We will continue using these or similar metrics in our 2012 Annual Cash Incentive Program design. These measures reinforce the importance of driving both top-line and bottom-line performance while generating positive cash flow.

•    The Committee aligns performance targets to a business unit rating of 100%. When performance is above the targets, the business unit rating would be above 100%, and for performance below the targets, the business unit rating would be below 100%.

Award Formula Element	Explanation of Key Provisions

•    Messrs. Khosla and Vernon are linked 30% to the performance ratings of their respective business unit and 70% to the Kraft Foods Inc. rating. This alignment is meant to promote both “line-of-sight” accountability, as well as reinforce the importance of collaboration across the enterprise. Business unit ratings for our other Named Executive Officers are aligned 100% to the Kraft Foods Inc. rating.

Individual Performance Assessment

•    Can range from 0% to 180%.

•    Ms. Rosenfeld provides the Committee with an individual performance assessment for each of her direct reports, including our other Named Executive Officers. The Committee reviews and discusses her recommendations, taking into account the various factors within the criteria, and may revise her recommendations based on those factors.

•    Specifically, in assessing individual performance in the context of making executive compensation decisions, Ms. Rosenfeld and the Committee consider the executive officer’s contributions to our overall performance and individual performance relative to individual objectives established at the beginning of the performance cycle.

•    Individual ratings and range of payouts are:

Individual Performance Rating	Incentive Payout Range as a Percent of Target
Outstanding	140% – 180%
Exceeded Expectations	115% – 135%
Achieved Expectations	90% – 110%
Partially Met Expectations	40% – 80%
Below Expectations	0%

•    In 2011, the Committee took into account the following factors in determining the individual performance assessments for our Named Executive Officers: contributions to the organization such as operational efficiency, leadership, quality of financial results, talent management and diversity of employees. These factors are discussed in more detail below under “– Compensation Paid to Named Executive Officers in 2011.”

2011 Business Unit Ratings

The following are the financial targets and actual results that the Committee considered at year end for our Named Executive Officers:

	Weighting	Kraft Foods Inc. – Financial Targets and Results
		Threshold	Target	Maximum	2011 Actual	Performance Rating
	($ in millions)
Organic Net Revenue Growth	45%	2.5%	4.0%	6.0%	6.6%	180%
Adjusted Operating Income	35%	$6,938	$7,381	$7,824	$7,133	85%
Free Cash Flow	20%	$2,465	$2,900	$3,625	$2,749	95%
Actual Rating						130%

The following are the financial targets, actual results and overall business unit ratings that the Committee considered at year end for our Named Executive Officers in business unit positions:

Key Financial Metrics	Kraft Foods North America(1)			Kraft Foods Developing Markets(2)
	Target	2011 Actual	Perf. Rating	Target	2011 Actual	Perf. Rating
Organic Net Revenue Growth	2.7%	4.8%	180%	10.3%	11.4%	111%
Adjusted Segment Operating Income	$4,336	$4,202	89%	$2,157	$2,186	103%
Free Cash Flow	$2,707	$2,751	102%	$530	$671	171%
Actual Business Unit Rating			132%			120%

(1)	For Kraft Foods North America, financial threshold and maximum performance goals are: Organic Net Revenue Growth – 1.2% and 4.7%, Adjusted Segment Operating Income – $4,076 million and $4,596 million, and Free Cash Flow – $2,301 million and $3,384 million.

(2)	For Kraft Foods Developing Markets, financial threshold and maximum performance goals are: Combined Organic Net Revenue Growth – 6.2% and 13.9%, Adjusted Segment Operating Income – $1,941 million and $2,373 million, Free Cash Flow—$371 million and $689 million.

Although the business unit rating is a formulaic method for assessing performance against these three key internal measures, the Committee retains discretionary authority to adjust the business rating (up or down) by as much as 25 percentage points to recognize innovation, portfolio management, talent management and the quality of our results. For 2011, the Committee did not exercise discretion to modify the business ratings.

While we report our financial results in accordance with U.S. GAAP, our financial targets under our incentive plans are based on non-GAAP financial measures. For supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the year ended December 31, 2011, see Exhibit A to this Proxy Statement. The adjustments to the related GAAP measure and our reasons for using these measures are described in the chart below.

Measure	Definition/Adjustment to GAAP measure	Rationale
Organic Net Revenue Growth(1)

Net revenues, excluding the impact of acquisitions, divestitures, accounting calendar changes, Integration Program costs and currency rate fluctuations (Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition)

Reflects the growth rates for Kraft Foods’ base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s)
Adjusted Operating Income	Operating income, excluding the impact of divestitures, currency rate fluctuations, Integration Program costs, acquisition-related costs and costs associated with the Spin-off	Indicator of overall business trends and performance, based on what business leaders can control
Adjusted Segment Operating Income	Segment operating income,(2) excluding the impact of divestitures, currency rate fluctuations, Integration Program costs, acquisition-related costs and costs associated with the Spin-off	Indicator of trends and performance for business segments, based on what business units can control
Free Cash Flow	Cash flow from operations less capital expenditures	Reflects Kraft Foods’ financial liquidity, working capital efficiency and financial health

(1)	For Kraft Foods Developing Markets, we measure Combined Organic Net Revenue Growth, which differs from Organic Net Revenue Growth in that it includes the impact of significant acquisitions.

(2)	Segment operating income is a measure of Operating Income by Segment and excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which are a component of cost of sales and selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented.

Long-Term Incentives

Long-term incentive equity award grants are awarded to align the interests of our executive officers with those of our shareholders. For 2011, the Committee determined that the appropriate mix of grants in our long-term incentive program for senior management, including our Named Executive Officers, was 50% performance shares, 25% stock options and 25% restricted stock. This mix places greater emphasis on performance-based compensation – performance shares and stock options – and less emphasis on restricted stock than in prior years.

Equity Awards – Stock Options and Restricted Stock

We grant non-qualified stock options and restricted stock on an annual basis. In 2011, we intended that the value delivered in the form of restricted stock be equal to the value delivered as stock options. To maintain this balance, we continued to use a ratio of restricted stock to stock options of one to six in 2011. The Committee maintained this equity mix because it balances the retention value of restricted stock with the performance aspect of stock options. We are committed to growing shareholder value, and our incentive plans support this objective. To support the retention aspects of the program, restricted stock awards do not vest until three years after the grant date. The stock options vest one-third each year over three years. For non-U.S. employees, we grant deferred stock units instead of restricted stock, which have the same vesting schedule as restricted stock. Dividends are paid on unvested restricted stock and dividend equivalents are paid on deferred stock units at the same time and rate as dividends are paid on Kraft Foods common stock.

Award ranges are based on an analysis of competitive market practice, with the midpoint of the equity award ranges, plus the value of the target performance shares, approximately equal to the size-adjusted total long-term incentive median of the Compensation Survey Group. An equity award above or below the midpoint of the range is based on a qualitative review of an executive officer’s sustained individual performance and an evaluation of each executive officer’s potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint.

The range of award opportunities, expressed in terms of grant value, for our Named Executive Officers as of February 23, 2011, the date of Kraft Foods’ 2011 annual equity award grant, are shown in the table below.

Name	Grant Value Award Range(1)
	Threshold ($)	Midpoint ($)	Maximum ($)
Ms. Rosenfeld	2,428,500	4,857,000	7,285,500
Mr. Brearton(2)	175,000	350,000	525,000
Mr. McLevish	550,000	1,100,000	1,650,000
Mr. Khosla	350,000	700,000	1,050,000
Mr. Vernon	550,000	1,100,000	1,650,000
Ms. West	350,000	700,000	1,050,000

(1)	The ranges above include threshold to maximum grant values for these positions. The Committee may also choose to grant an award below the threshold.

(2)	Mr. Brearton’s grant value award range reflected his prior role as Executive Vice President, Operations and Business Services before becoming Executive Vice President and Chief Financial Officer in May 2011.

All equity awards approved by the Committee and granted to our Named Executive Officers in 2011 were within the respective ranges presented above. Actual equity award amounts in 2011 are presented in this Proxy Statement in the 2011 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

The date for annual restricted stock and stock option awards is pre-set on the scheduled date of the Committee meeting immediately following the release of our annual financial results. The exercise price for stock options is determined on the date the Committee approves the awards and is set as the average of the high and low trading prices on that date.

LTIP – Performance Shares (2011 – 2013 Performance Cycle)

We designed the LTIP to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The plan measures performance over a three-year period (2011 – 2013), and shares of Kraft Foods’ common stock are earned based on the actual performance against goals set at the beginning of the cycle. The number of shares earned by an executive officer depends on the achievement of key internal financial metrics and Total Shareholder Return results relative to the companies in our Performance Peer Group. No individual performance factor is used in the calculation. No dividends or dividend equivalents are paid or earned on unvested performance shares.

The formula shown below is used to determine actual awards for participants, including our Named Executive Officers. Other than base salary, each element of this formula is discussed below.

Base Salary at Beginning of Performance Cycle	x	Target Incentive Opportunity (% of Base Salary) (Target number of shares established)	x	Business Performance Rating (0% – 200% of target shares)	=	Actual LTIP Award (in shares)

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity

•    Each participant in the plan is assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target award levels for the Named Executive Officers as of January 1, 2011 were:

Ms. Rosenfeld	Mr. Brearton	Mr. McLevish	Mr. Khosla	Mr. Vernon	Ms. West
325%	85%	170%	130%	170%	130%

•    Target amounts are converted to a target number of shares at the beginning of the cycle.

•     Actual shares earned can range from 0% to 200% of target shares at the end of the performance cycle based on the business performance rating.

Business Performance Rating	• Rating can range from 0% to 200%. • Performance metrics are:
	Measure	Weighting
	Organic Net Revenue Growth(1)	25%
	Operating EPS Growth(2)	25%
	Annualized Relative Total Shareholder Return(3)	50%

(1)	Organic Net Revenue Growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.

(2)	Operating EPS Growth is a non-GAAP financial measure and is equal to EPS from continuing operations, excluding certain impacts related to acquisitions and other one-time impacts.

(3)	Annualized Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed below.

•	Financial metrics apply only to Kraft Foods Inc. organizational levels. There is no individual assessment.

•

The target objective set for Annualized Relative Total Shareholder Return is the median of the Performance Peer Group from 2011 to 2013. The Organic Net Revenue Growth and Operating EPS Growth targets were set relative to historical and projected future results of the Performance Peer Group.

•

To address unforeseen or unintended consequences, the Committee retains discretion to adjust the final business performance rating (up or down) by as much as 25 percentage points, allowing the Committee to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. We will disclose any discretion applied by the Committee at the conclusion of the performance cycle.

•

We do not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. The performance goals are designed to be challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The performance goals for Organic Net Revenue Growth and Operating EPS Growth are in line with median historical results for our Performance Peer Group. The degree of difficulty in achieving the internal measures is challenging.

Award Formula Element	Explanation of Key Provisions

•    Both our annual and long-term incentive plans use Organic Net Revenue Growth, but the benchmarks used to set targets for these plans are different. We believe the use of these measures focuses our employees on critical internal drivers, both in the short- and long-term. We set the short-term targets against our annual operating plan, whereas we set the long-term targets against the performance benchmarks of our peers. These metrics, when used together, have a high correlation with shareholder value.

LTIP – Performance Shares (2009 – 2011 Performance Cycle)

All of our Named Executive Officers participated in the 2009 – 2011 LTIP. The plan measured Kraft Foods’ performance over a three-year period (2009 – 2011), and the Committee awarded shares based on actual performance against goals set at the beginning of the cycle.

Business Performance Rating and Payments. The Committee established the following weightings and target goals for the 2009 – 2011 LTIP and approved the resulting performance rating for determining the ultimate payout:

		Kraft Foods Inc.
Key Financial Metrics	Weighting	Threshold	Target	Maximum	2009 – 2011 Actual	Perf. Rating
Organic Net Revenue Growth(1)	30%	3.0%	4.0%	8.0%	3.9%	93%
Operating EPS Growth(2)	20%	4.0%	7.5%	10.5%	10.7%	200%
Cumulative Adjusted Free Cash Flow(3)	20%	$6.2 billion	$6.9 billion	$8.2 billion	$10.2 billion	200%
Annualized Relative Total Shareholder Return(4)	30%	4.0 pp(5) below median	At median	8.0 pp above median	0.8 pp above median	110%
Actual Business Performance Rating						141%

(1)	For 2009 and 2011, we used Organic Net Revenue Growth. For 2010, we used Combined Organic Net Revenue Growth (which captured the impact of the Cadbury acquisition).

(2)	For 2010 and 2011, we modified the EPS Growth measure from Ongoing to Operating to align with Kraft Foods’ EPS benchmark communicated externally.

(3)	For 2009, we excluded $400 million of voluntary pension contributions and for 2010, we excluded $1.2 billion in taxes paid related to the sale of our North American frozen pizza business.

(4)	The companies used in the Annualized Relative Total Shareholder Return are the Performance Peer Group companies established at the outset of the performance cycle.

(5)	“pp” represents percentage points.

There were no individual or business unit performance factors used in the calculation. Kraft Foods’ performance was significantly above target in Cumulative Adjusted Free Cash Flow and Operating EPS Growth. Organic Net Revenue Growth was slightly below target. Annualized Relative Total Shareholder Return was slightly above the median. The Committee believed the payout was appropriate given its overall evaluation of Kraft Foods’ performance and economic conditions, and therefore did not use its discretion to adjust the final business performance ratings.

Based on target awards, as a percent of salary, and the business performance rating of 141% of target, the chart below shows the share payouts for each of our Named Executive Officers.

Name	Target Award	Actual Award (Shares)	Award Value At Vest(1) ($)
Ms. Rosenfeld	250% of salary	191,930	7,289,501
Mr. Brearton	75% of salary	19,205	729,406
Mr. McLevish	150% of salary	54,835	2,082,633
Mr. Khosla	125% of salary	47,010	1,785,440
Mr. Vernon	150% of salary	56,795	2,157,074
Ms. West	75% of salary	17,625	669,398

(1)	Award value is based on the closing stock price on February 23, 2012, the vesting date.

Voluntary Non-Qualified Deferred Compensation

U.S. Deferred Compensation Plan

In 2011, certain U.S. senior management (approximately 125 employees), including our Named Executive Officers, were eligible for a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group and is provided for retention and recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their annual cash incentives. The investment choices mirror those in the Kraft Foods Inc. Thrift/TIP 401(k) Plan.

U.S. Supplemental Benefits Plan

We also provide a non-qualified program, the Kraft Foods Supplemental Benefits Plan, for U.S. employees whose compensation exceeds the compensation limit established by the Internal Revenue Code of 1986, as amended (the “Code”), for tax-qualified plan contributions. Under this program, and consistent with all other U.S. employees, a company match is provided on contributions of base salary and annual cash incentives.

Perquisites

Our Named Executive Officers receive limited perquisites, including a car allowance, a financial counseling allowance and, for the CEO only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. This allows Ms. Rosenfeld to be more productive and efficient when she travels. Taxes on all perquisites are the sole responsibility of the Named Executive Officer. The types and total costs of perquisites we offer are similar to the types and costs offered within the Compensation Survey Group. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the 2011 Summary Compensation Table under “Executive Compensation Tables.” Other than these perquisites, executive officers receive the same benefits as other Kraft Foods employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits. We do not have employment agreements with any of our Named Executive Officers as these individuals, including Ms. Rosenfeld, are “at will” employees.

Change in Control Plan

We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey

Group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our Named Executive Officers, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards (“double trigger”). In 2009, we eliminated the excise tax gross up for all executives who first become eligible to participate in the CIC Plan after December 31, 2009. For executives who participated in the CIC Plan prior to this change, Kraft Foods will cover excise taxes as follows: (a) all excise taxes that may be triggered by separation payments paid to the CEO; and (b) excise taxes for all other participants will only be paid if change in control separation payments exceed 110% of the IRS-imposed threshold at which the excise tax becomes payable. To the extent that separation payments do not exceed 110% of the threshold but do trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger the excise tax amounts. This is done to minimize our expense for separation payments that do not significantly exceed the IRS-imposed threshold.

The severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

We do not have individual severance or employment agreements with any of our Named Executive Officers. We do maintain a broad-based severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Retirement Benefits

We offer both tax-qualified and supplemental defined benefit retirement plans to executive officers, including our Named Executive Officers, with the exception of Mr. Vernon, and these plans vary by country. In the United States, employees, including Mr. Vernon, hired on or after January 1, 2009 are not eligible to participate in either a tax-qualified or supplemental defined benefit retirement plan. U.S. employees hired on or after January 1, 2009, including Mr. Vernon, are eligible to participate in an enhanced defined contribution program. The Committee believes that these retirement benefits have helped in retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. However, in recent years, the Committee has weighed the volatile cost environment that exists for defined benefit plans, especially in the United States. Based on the significant cost volatility associated with continuing a defined benefit pension plan in the United States, the defined benefit plan was closed to new participants after December 31, 2008. In addition, accruals under the defined benefit pension plan will cease after 2019. Accrued amounts and additional details of these retirement programs are presented in the 2011 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

We provide Ms. Rosenfeld with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by Kraft Foods between 2004 and 2006. We provided this enhanced pension benefit to Ms. Rosenfeld because she forfeited her right to a pension benefit at her previous employer when she rejoined Kraft Foods. This benefit was part of a broader incentive program to help encourage her to return to Kraft Foods. Additional details of this benefit are presented in the 2011 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

The Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. The supplemental defined contribution program is important because it encourages executive officers, including our Named Executive Officers, to save for retirement. The Committee believes that our Named Executive Officers should be able to defer the same percentage of their compensation, and receive the corresponding Kraft Foods matching contributions, as all other employees, without regard to the compensation limit established by the Code, for tax-qualified plan contributions. As stated previously, employees hired on or after January 1, 2009, including Mr. Vernon, are eligible to participate in an enhanced defined contribution program. This enhanced program is offered to U.S. employees not eligible to participate in the tax-qualified or supplemental defined benefit plans. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to Named Executive Officers are presented in the 2011 Non-Qualified Deferred Compensation Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2011

Overview

There are no material differences in compensation policies with respect to each Named Executive Officer. We designed each of our Named Executive Officer’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median. Actual compensation will be dependent on both business and individual performance in any given year.

Below are the specific compensation actions for each of our Named Executive Officers in 2011.

Ms. Rosenfeld

Base Salary Increase. Ms. Rosenfeld received a 2.3% salary increase from $1.515 million to $1.550 million. Ms. Rosenfeld’s salary increase was commensurate with company guidelines for increases, taking into account her individual performance assessment. Her salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. The Committee determined Ms. Rosenfeld’s annual cash incentive for 2011 in accordance with the 2011 Annual Cash Incentive Program. Based on our performance relative to target (business unit rating of 130%) and Ms. Rosenfeld’s individual performance, Ms. Rosenfeld’s actual annual incentive is 182% of her target in 2011. For 2011, the Committee considered the following performance in determining Ms. Rosenfeld’s individual performance assessment:

•

Delivered strong financial performance relative to peers and in aggregate above targets in the Annual Cash Incentive Program. Financial performance was 130% relative to target as discussed under “ – Elements of Executive Compensation – Annual Cash Incentive Program – 2011 Business Unit Ratings” above.

•	Delivered above plan performance on key strategic initiatives as evidenced by the following:

–	Relative Total Shareholder Return in 2011 of 22.7% exceeded the 75th percentile of our Performance Peer Group. This was the second consecutive year of results at or above the 75th percentile.

–	Global market share improved in key categories.

–	New product revenue results were strong in 2011.

–	Retention of Cadbury leaders and significant changes in the senior executive team improved the talent pipeline, key sales leadership roles were strengthened and diversity improved.

–	Delivery of Cadbury integration savings is ahead of plan. Savings are expected to exceed the original $750 million target by the end of 2012.

–	Implementing the Spin-off strategy, while delivering top-tier results during the separation process.

Equity Award (Stock Options and Restricted Stock). As part of our annual equity program in 2011, the Committee granted Ms. Rosenfeld an award of 83,930 restricted stock shares and 503,570 stock options (combined value on grant date of $4,604,781). This equity grant along with the 2011 – 2013 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

2009 – 2011 LTIP. Based on the formulaic determination of this incentive, Ms. Rosenfeld earned 191,930 shares of Kraft Foods common stock, which represented 141% of her target award opportunity.

Defined Benefit Accrual. The present value of Ms. Rosenfeld’s retirement benefit increased as measured at the end of 2011. A decrease in the applicable discount rate was the primary factor contributing to $3.2 million of the increase, along with an increase in the final average pay calculation, which accounted for $2.3 million of the increase. In addition, there were normal increases in pension values due to length of service, which totaled approximately $0.7 million. There were no changes to the terms of the plan for Ms. Rosenfeld in 2011.

Other Named Executive Officers

The chart below shows specific compensation actions for each of the other Named Executive Officers in 2011 followed by a description of these decisions:

	Salary Increase	New Salary ($)	2011 Annual Cash Incentive Payment ($)	2011 Equity Award (Shares)	2009 –2011 LTIP(1) (Shares)
Mr. Brearton	28.7%	650,000	742,900	February 23, 2011 award	19,205
				7,860 restricted stock
				47,140 stock options
				May 9, 2011 award
				5,900 restricted stock
				35,350 stock options
Mr. McLevish	1.5%	761,000	980,000	23,570 restricted stock	54,835
				141,400 stock options
Mr. Khosla	2.0%	755,000	1,036,000	15,720 restricted stock	47,010
				94,720 stock options
Mr. Vernon	1.5%	761,000	1,167,000	22,000 restricted stock	56,795
				131,980 stock options
Ms. West	1.5%	660,000	1,050,000	13,360 restricted stock	17,625
				80,130 stock options

(1)	Consistent with plan design, the Committee made no individual adjustments in determining share payout.

Mr. Brearton

Base Salary Increase. Mr. Brearton received both a merit salary increase in April 2011 and a promotional increase at the time he assumed the role of Chief Financial Officer. His salary is below the size-adjusted median of the Compensation Survey Group for top financial executives.

Actual Annual Cash Incentive. In 2011, Mr. Brearton’s individual performance guidelines were primarily related to delivering solid financial results and his leadership on the efforts leading up to the announcement of, and preparing for, the Spin-off.

Equity Award (Stock Options and Restricted Stock). Mr. Brearton received an annual equity grant on February 23, 2011. He was granted an additional equity grant when he assumed the role of Chief Financial Officer. These equity grants, along with the 2011 – 2013 LTIP opportunity, are below the size-adjusted median of the Compensation Survey Group.

Mr. McLevish

Base Salary Increase. Mr. McLevish’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. McLevish’s individual performance guidelines were primarily related to his role in successfully transitioning the Chief Financial Officer duties to Mr. Brearton and his role in leading the Spin-off transaction.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011 – 2013 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

Mr. Khosla

Base Salary Increase. Mr. Khosla’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. Khosla’s individual performance guidelines were primarily related to his leadership in delivering strong business results across all of the regions within our Developing Markets segment despite significant operating challenges in several countries.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011 – 2013 LTIP opportunity is below the size-adjusted median of the Compensation Survey Group.

Mr. Vernon

Base Salary Increase. Mr. Vernon’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. Vernon’s individual performance guidelines were primarily related to leading the strong business turnaround in Kraft Foods North America and implementing strong cost management programs while delivering robust innovation in a very challenging business environment.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011 – 2013 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

Ms. West

Base Salary Increase. Ms. West’s salary increase was commensurate with company guidelines for increases, taking into account her individual performance assessment. Her salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Ms. West’s individual performance guidelines were primarily related to her role in building stronger marketing capabilities which have been recognized externally, improving the effectiveness of our global categories and being a key leader in forming the two new companies in connection with the Spin-off.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011 – 2013 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

Additional Information on Compensation Principles

Providing Competitive Pay

Composition and Purpose of the Compensation Survey Group

We annually compare our compensation program with those companies in the Compensation Survey Group. This annual review is designed to assure that our compensation program and target compensation levels are consistent with market practice and maintain our ability to attract and retain the level of talent we need to drive sustainable superior Total Shareholder Returns.

To assure that the Compensation Survey Group includes the most appropriate companies, the Committee considers companies that: have similar revenue size and market capitalization, emphasize the food and beverage industry, have a global focus, are recognized for their industry leadership and brand recognition, have executive positions similar in breadth, complexity and scope of responsibility and compete with us for executive talent. In its evaluation of companies, the Committee starts with companies with revenue over $10 billion and up to 2.5 times our revenue. The median revenue of the peers is $29.6 billion. Our revenue approximates the 75th percentile of the peer companies.

Based on this, and in consultation with management and with the assistance of the Committee’s compensation consultant, the Committee maintained the following companies for the 2011 Compensation Survey Group:

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	Pfizer Inc.
Eli Lilly and Company	The Procter & Gamble Company
General Mills, Inc.	Sara Lee Corporation
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company

In determining appropriate compensation levels for our Named Executive Officers, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group. Compensation data is provided by Aon Hewitt. The Committee’s compensation consultant reviews and evaluates the data provided by Aon Hewitt on behalf of the Committee.

2011 Competitive Positioning

Our compensation philosophy is to set target total compensation, including base salary and annual and long-term incentives, at or near the median of the Compensation Survey Group, based on size-adjusted data. The Committee believes that targeting the size-adjusted median of the Compensation Survey Group provides the opportunity to attract and retain talented employees. Due to our revenue size relative to our peer group ($54 billion in revenue for the year ended December 31, 2011 vs. a median of $29.6 billion), the Committee uses a size-adjusted median when comparing executive compensation levels. For positions with corporate-wide responsibilities, the Committee uses the average of the regressed median (based on $54 billion in revenues relative to the $29.6 billion median of the Compensation Survey Group) and the raw median to obtain a size-adjusted median. We use this same approach for senior business unit level positions. In effect, the Committee is using a value greater than the raw median but less than a revenue-correlated median. This results in a more conservative approach to benchmarking the compensation data than simply using the revenue-correlated median.

The magnitude of the size-adjusted median (in terms of percentile ranking) typically places total compensation, as well as the individual elements of total compensation, between the raw median and the 75th percentile of the Compensation Survey Group. For perspective, our revenue approximates the 75th percentile of the Compensation Survey Group.

Based on compensation actions taken for each of our Named Executive Officers in 2011, target total compensation for each of them is at or below the size-adjusted median of the Compensation Survey Group, based on the latest available data reported by Aon Hewitt.

Composition and Purpose of the Performance Peer Group

The Committee uses the Performance Peer Group to understand the linkage of pay and performance and for determining the Relative Total Shareholder Return measure in the LTIP. For 2011, the Performance Peer Group was comprised of companies the Committee considered to be our market competitors or that had been selected primarily on the basis of industry. In 2010, the Committee reviewed the composition of the Performance Peer Group and decided to include only food and non-alcoholic beverage companies. The companies in the Performance Peer Group remain unchanged since 2010.

There is substantial overlap (9 of the 12 companies) between the Performance Peer Group and the Compensation Survey Group. The primary difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are only food and non-alcoholic beverage companies and are included regardless of revenue size or market capitalization.

With respect to performance measures for our LTIP, we believe that it is relevant to compare our financial performance to a group of food and non-alcoholic beverage companies as it is likely that our shareholders are comparing our financial performance to a similar group of companies when making investment decisions. We believe that this group is less relevant when comparing compensation levels at various positions within the organization due to our size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Campbell Soup Company	H.J. Heinz Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	Sara Lee Corporation
The Hershey Company	Unilever N.V.

Requiring Stock Ownership

To further align the interests of our senior management (approximately 190 executives), including our Named Executive Officers, with those of our shareholders, each executive is required to acquire and hold a significant amount of Kraft Foods common stock. The following chart summarizes our stock ownership and holding requirements. The Committee believes that our stock ownership levels will help increase the focus of our executives on improving Total Shareholder Return over time. Our stock ownership guideline levels are greater than the median of our peers in the Compensation Survey Group, and we monitor compliance with these levels regularly.

Stock Ownership / Holding Requirement	Explanation of Key Provisions
Ownership Requirement	• Eight times salary for Ms. Rosenfeld; four times salary for each other Named Executive Officer. • All Named Executive Officers have met the guidelines as of March 1, 2012.

Time to Meet Requirements

•     Five years from employment date or three years from promotion to executive level subject to requirements.

•     CEO may take further action as she deems appropriate if an executive does not meet the required ownership.

Shares Included As Ownership

•     Kraft Foods common stock, including sole ownership, direct purchase plan shares, restricted shares and accounts over which the executive has direct or indirect ownership or control.

•     Excludes unexercised Kraft Foods stock options or unearned performance shares.

Holding Requirements

•     Starting in 2011, our Named Executive Officers are required to hold 100% of all shares acquired from stock option exercises and restricted stock and performance share vestings, net of shares withheld for taxes or payment of exercise price, until they meet stock ownership guidelines.

•     Once stock ownership guidelines are attained, a Named Executive Officer is required to hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after stock option exercise or restricted stock or LTIP performance share vesting.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Kraft Foods’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or Committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Kraft Foods securities by Section 16 officers, including our Named Executive Officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Kraft Foods securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Kraft Foods securities.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits our ability to deduct compensation paid to certain of our Named Executive Officers (the covered employees) for tax purposes to $1.0 million annually. Covered employees include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2011, annual cash incentive awards, stock options, restricted stock and performance shares awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible.

We intend to qualify time-vested restricted stock awards granted to our covered employees using the performance-based compensation exemption. In February 2010, the Committee approved a formula to determine the maximum number of restricted shares that could be awarded to the covered employees contingent upon the achievement of adjusted net earnings during a one-year performance period prior to the stock grant. Under the formula, the maximum number of restricted shares that could be awarded under our 2011 annual restricted stock awards program was equal to 1.50% of our adjusted net earnings in 2010. We defined adjusted net earnings as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, our Amended and Restated 2005 Performance Incentive Plan limits individual annual restricted stock awards to 1.0 million shares. In February 2011, using the adjusted net earnings formula, the Committee determined the grant value pool for the 2011 restricted stock grant awards. The maximum award available for grant to our CEO was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered employees, subject in each instance to the maximum individual award amount under our Amended and Restated 2005 Performance Incentive Plan.

The Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2011. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2011 because of other elements of their annual compensation. Specifically, to the extent that a covered employee’s compensation from a combination of base salary, restricted stock vesting proceeds not intended to be performance-based, restricted stock dividends and certain taxable perquisites exceeded $1.0 million, the excess amount was not deductible in 2011.

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Annual Incentive Awards(3) ($)	Cumulative Three-Year (2007 – 2009) Incentive Plan Awards ($)	Total Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value(4) ($)	All Other Compen- sation(5) ($)	Total Compen- sation ($)

Rosenfeld, Irene	2011	1,540,712	7,754,472	1,933,709	4,232,000	—	4,232,000	6,207,428	276,373	21,944,694

Chairman and Chief Executive Officer	2010	1,503,231	7,394,668	2,095,203	2,130,810	—	2,130,810	5,812,189	351,882	19,287,983
	2009	1,470,000	7,829,371	1,857,776	3,956,000	6,628,125	10,584,125	4,240,935	362,994	26,345,201

Brearton, David(6)	2011	619,327	893,762	325,953	742,900	—	742,900	940,758	62,553	3,585,253
Executive Vice President and Chief Financial Officer

McLevish, Timothy(7)	2011	758,081	2,066,667	542,976	980,000	—	980,000	292,451	90,244	4,730,419

Executive Vice President and former Chief Financial Officer	2010 2009	736,923 700,000	1,956,975 1,941,578	566,795 396,854	665,000 1,287,000	— 792,219	665,000 2,079,219	268,411 185,003	115,752 103,224	4,309,856 5,405,878

Khosla, Sanjay	2011	751,019	1,493,661	361,997	1,036,000	—	1,036,000	372,165	94,199	4,109,041

Executive Vice President and President, Developing Markets	2010 2009	734,769 720,000	1,374,580 2,389,562	321,272 215,472	847,200 1,050,000	— 900,583	847,200 1,950,583	297,788 237,206	101,118 275,190	3,676,727 5,788,013

Vernon, W. Anthony	2011	758,081	2,016,702	506,803	1,167,000	—	1,167,000	—	133,055	4,581,641

Executive Vice President and President, North America	2010	743,462	1,900,236	491,266	409,450	—	409,450	—	113,413	3,657,827

West, Mary Beth	2011	657,346	1,297,769	307,699	1,050,000	—	1,050,000	819,804	71,403	4,204,021
Executive Vice President & Chief Category & Marketing Officer

(1)	The stock awards column includes restricted stock and performance shares. The amounts shown in this column represent the full grant date fair value of the stock awards granted in each year as computed in accordance with FASB ASC Topic 718. For performance shares, the amounts are based on the probable outcome of the performance conditions as of the grant date. Assumptions used in calculating these amounts are included in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”). Below is a breakout of the 2011 – 2013, 2010 – 2012 and 2009 – 2011 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date).

Name	Performance Cycle	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Ms. Rosenfeld	2011 - 2013	5,083,400	9,847,733
	2010 - 2012	4,621,521	9,114,527
	2009 - 2011	3,732,819	7,350,480

Mr. Brearton	2011 - 2013	443,312	858,799

Mr. McLevish	2011 - 2013	1,316,552	2,550,469
	2010 - 2012	1,206,783	2,380,008
	2009 - 2011	1,066,480	2,100,060

Mr. Khosla	2011 - 2013	993,372	1,924,393
	2010 - 2012	949,354	1,872,309
	2009 - 2011	914,283	1,800,360

Mr. Vernon	2011 - 2013	1,316,552	2,550,469
	2010 - 2012	1,250,011	2,465,262

Ms. West	2011 - 2013	872,587	1,690,405

(2)	The option awards column includes option awards granted in 2011, 2010 and 2009. The amounts shown in this column represent the full grant date fair value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our Form 10-K.

(3)	The amounts shown in this column represent awards paid under our Annual Cash Incentive Program. Awards are paid in March of the following plan year.

(4)	The amounts shown in this column for Mses. Rosenfeld and West and Messrs. Brearton, McLevish and Khosla represent the aggregate increase in the actuarial present value of each Named Executive Officer’s benefits under our U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. U.S. employees hired on or after January 1, 2009, including Mr. Vernon, are not eligible to participate in the U.S. pension plans. However, Mr. Vernon is eligible to participate in an enhanced defined contribution plan similar to all other U.S. employees hired after December 31, 2008. For Mr. Brearton, the amount includes benefits earned under the Canadian Pension Plan and Canadian Non Registered Pension Plan.

(5)	The amounts shown in the “All Other Compensation” column for 2011 include the following:

	I. Rosenfeld ($)	D. Brearton ($)	T. McLevish ($)	S. Khosla ($)	W. Vernon ($)	M. West ($)
Personal use of company aircraft(a)	86,881	—	—	—	—	—
Car expenses	24,274	15,000	18,705	14,779	15,000	15,652
Financial counseling allowance	—	7,500	7,500	7,500	5,075	7,500
Employer match on defined contribution plans	165,218	40,053	64,039	71,920	112,980	48,251
Total All Other Compensation	276,373	62,553	90,244	94,199	133,055	71,403

(a)	For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the costs of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for these taxes.

(6)	Mr. Brearton was appointed Chief Financial Officer effective May 9, 2011. Prior to that, he served as our Executive Vice President, Operations and Business Services.

(7)	Mr. McLevish served as our Chief Financial Officer until May 9, 2011, when Mr. Brearton’s appointment as Chief Financial Officer became effective. Mr. McLevish continues to serve as our Executive Vice President.

2011 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Ms.Rosenfeld	—	AIP	2,325,000	5,812,500	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	155,720	311,440	—	—	—	5,083,400
	02/23/2011	Restricted Shares	—	—	—	—	83,930	—	—	2,671,072
	02/23/2011	Stock Options	—	—	—	—	—	503,570	31.825	1,933,709

Mr. Brearton	—	AIP	546,534	1,366,335			—	—	—	—
	01/03/2011	Performance Shares	—	—	13,580	27,160	—	—	—	443,312
	02/23/2011	Restricted Shares	—	—	—	—	7,860	—	—	250,145
	02/23/2011	Stock Options	—	—	—	—	—	47,140	31.825	181,018
	05/09/2011	Restricted Shares	—	—	—	—	5,900	—		200,305
	05/09/2011	Stock Options	—	—	—	—	—	35,350	33.950	144,935

Mr. McLevish	—	AIP	684,900	1,712,250	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	40,330	80,660	—	—	—	1,316,552
	02/23/2011	Restricted Shares	—	—	—	—	23,570	—	—	750,115
	02/23/2011	Stock Options	—	—	—	—	—	141,400	31.825	542,976

Mr. Khosla	—	AIP	604,000	1,510,000	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	30,430	60,860	—	—	—	993,372
	02/23/2011	Restricted Shares	—	—	—	—	15,720	—	—	500,289
	02/23/2011	Stock Options	—	—	—	—	—	94,270	31.825	361,997

Mr. Vernon	—	AIP	684,900	1,712,250	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	40,330	80,660	—	—	—	1,316,552
	02/23/2011	Restricted Shares	—	—	—	—	22,000	—	—	700,150
	02/23/2011	Stock Options	—	—	—	—	—	131,980	31.825	506,803

Ms. West	—	AIP	528,000	1,320,000	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	26,730	53,460	—	—	—	872,587
	02/23/2011	Restricted Shares	—	—	—	—	13,360	—	—	425,182
	02/23/2011	Stock Options	—	—	—	—	—	80,130	31.825	307,699

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2011 Annual Cash Incentive Program (AIP). Actual amounts under our 2011 Annual Cash Incentive Program were paid in March 2012 and are disclosed in the 2011 Summary Compensation Table. The maximum amounts are equal to 250% of target.

(2)	The performance shares are granted under our 2011 – 2013 LTIP. The target number of shares shown in the table reflects the number of shares of our common stock that will be earned if each of the performance metrics are at target levels. Actual shares awarded under the 2011 – 2013 LTIP are scheduled to be paid in March 2014. No dividends or dividend equivalents are paid or earned on unvested performance shares.

(3)	Dividends are paid on the unvested restricted stock at the same rate as on Kraft Foods common stock.

(4)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For the stock options granted on February 23, 2011, the exercise price is greater than the closing stock price ($31.68) on that date. For the stock options granted on May 9, 2011, the exercise price is lower than the closing stock price ($34.04) on that date.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

2011 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Un- exercised Options Exercisable (#)	Number of Securities Underlying Un- exercised Options Unexerci- sable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Ms. Rosenfeld	05/03/2007	—	—	300,000	33.140	05/02/2017	—	—	—	—
	02/04/2008	524,000	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	173,300	6,474,488	—	—
	02/20/2009	457,512	235,688	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	166,780	6,230,901
	02/23/2010	—	—	—	—	—	95,150	3,554,804	—	—
	02/23/2010	188,397	382,503	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	155,720	5,817,699
	02/23/2011	—	—	—	—	—	83,930	3,135,625	—	—
	02/23/2011	—	503,570	—	31.825	02/23/2021	—	—	—	—

Mr. Brearton	02/04/2008	50,880	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	15,870	592,903	—	—
	02/20/2009	41,896	21,584	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	15,250	569,740
	02/23/2010	—	—	—	—	—	8,580	320,549	—	—
	02/23/2010	16,988	34,492	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	13,580	507,349
	02/23/2011	—	—	—	—	—	7,860	293,650	—	—
	02/23/2011	—	47,140	—	31.825	02/23/2021	—	—	—	—
	05/09/2011	—	—	—	—	—	5,900	220,424	—	—
	05/09/2011	—	35,350	—	33.950	05/09/2021	—	—	—	—

Mr. McLevish	02/04/2008	95,000	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	37,020	1,383,067	—	—
	02/20/2009	97,732	50,348	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	43,550	1,627,028
	02/23/2010	—	—	—	—	—	25,740	961,646	—	—
	02/23/2010	50,965	103,475	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	40,330	1,506,729
	02/23/2011	—	—	—	—	—	23,570	880,575	—	—
	02/23/2011	—	141,400	—	31.825	02/23/2021	—	—	—	—

Mr. Khosla	02/04/2008	62,760	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	62,410	2,331,638	—	—
	02/20/2009	27,064	27,336	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	34,260	1,279,954
	02/23/2010	—	—	—	—	—	14,590	545,082	—	—
	02/23/2010	28,888	58,652	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	30,430	1,136,865
	02/23/2011	—	—	—	—	—	15,720	587,299	—	—
	02/23/2011	—	94,270	—	31.825	02/23/2021	—	—	—	—

Mr. Vernon	08/17/2009	—	—	—	—	—	11,970	447,199	—	—
	01/04/2010	—	—	—	—	—	—	—	45,110	1,685,310
	02/23/2010	—	—	—	—	—	22,310	833,502	—	—
	02/23/2010	44,173	89,687	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	40,330	1,506,729
	02/23/2011	—	—	—	—	—	22,000	821,920	—	—
	02/23/2011	—	131,980	—	31.825	02/23/2021	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Un- exercised Options Exercisable (#)	Number of Securities Underlying Un- exercised Options Unexerci- sable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Ms.West	02/04/2008	40,720	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	13,750	513,700	—	—
	02/20/2009	18,150	18,700	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	14,000	523,040
	02/23/2010	—	—	—	—	—	8,580	320,549	—	—
	02/23/2010	16,988	34,492	—	29.145	02/21/2020	—	—	—	—
	08/01/2010	—	—	—	—	—	5,940	221,918	—	—
	08/01/2010	11,880	23,760	—	29.500	08/01/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	26,730	998,633
	02/23/2011	—	—	—	—	—	13,360	499,130	—	—
	02/23/2011	—	80,130	—	31.825	02/23/2021	—	—	—	—

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
05/03/2007	Stock options	One-half of the shares under this performance-contingent stock option vests if the price of our common stock maintains an average trading price of $38.11 over a consecutive ten-day period during the ten-year term of the stock option award. On January 20, 2012, 150,000 option shares vested under the terms of the award. The remaining 150,000 option shares will vest only if the price of our common stock maintains an average trading price of $41.43 for a consecutive ten-day period during the ten-year term of the stock option award.

02/04/2008	Stock options	First tranche (33%) vests on 02/04/2009, the second tranche (33%) vests on 02/04/2010 and last tranche (34%) vests on 02/04/2011.

02/20/2009	Restricted shares	100% of award vests on 02/17/2012.

02/20/2009	Stock options	First tranche (33%) vests on 02/19/2010, the second tranche (33%) vests on 02/18/2011 and last tranche (34%) vests on 02/17/2012.

08/17/2009	Restricted shares	First tranche (33%) vests on 08/17/2010, the second tranche (33%) vests on 08/17/2011 and last tranche (34%) vests on 08/17/2012.

01/04/2010	Performance shares	100% of award vests on 12/31/2012, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2013.

02/23/2010	Restricted shares	100% of award vests on 02/22/2013.

02/23/2010	Stock options	First tranche (33%) vests on 02/22/2011, the second tranche (33%) vests on 02/22/2012 and last tranche (34%) vests on 02/22/2013.

08/01/2010	Restricted shares	100% of award vests on 08/01/2013.

08/01/2010	Stock options	Options vest in three equal installments on 08/01/2011, 08/01/2012 and 08/01/2013.

01/03/2011	Performance shares	100% of award vests on 12/31/2013, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2014.

02/23/2011	Restricted shares	100% of award vests on 02/24/2014.

02/23/2011	Stock options	First tranche (33%) vests on 02/23/2012, the second tranche (33%) vests on 02/25/2013 and last tranche (34%) vests on 02/24/2014.

05/09/2011	Restricted shares	100% of award vests on 05/09/2014.

05/09/2011	Stock options	Options vest in three equal installments on 05/09/2012, 05/09/2013 and 05/09/2014.

(2)	The market value of the shares that have not vested is based on the closing price of our common stock of $37.36 on December 30, 2011, as reported on the NYSE.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(1) ($)
Ms. Rosenfeld	—	—	548,814	19,318,067
Mr. Brearton	45,170	163,733	31,925	1,119,401
Mr. McLevish	—	—	78,585	2,810,808
Mr. Khosla	26,000	288,899	62,700	2,266,495
Mr. Vernon	—	—	68,765	2,570,398
Ms. West	35,500	116,620	27,805	981,516

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of exercise or vesting.

(2)	The amounts shown include performance shares awarded under our 2009 – 2011 LTIP with a performance cycle which ended on December 31, 2011.

2011 Pension Benefits

		Number of Years of Credited Service(1)		Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
Name	Plan Name	(#)		($)	($)
Ms. Rosenfeld	Kraft Foods Global, Inc. Retirement Plan	29.2		1,113,497	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	29.2		21,890,754	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan II	1.7	(3)	1,399,667	—
Mr. Brearton	Kraft Foods Global, Inc. Retirement Plan	15.7		584,408	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	15.7		2,504,382	—
	Kraft Canada Retirement Plan(4)	11.8		249,815
Mr. McLevish	Kraft Foods Global, Inc. Retirement Plan	4.3		135,043	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	4.3		701,920	—
Mr. Khosla	Kraft Foods Global, Inc. Retirement Plan	5.0		165,654	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	5.0		955,278	—
Ms. West	Kraft Foods Global, Inc. Retirement Plan	25.6		633,564	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	25.6		1,783,021	—

(1)	The years of credited service under the plans are equivalent to the years of total service for the Named Executive Officers through December 31, 2011, unless otherwise noted.

(2)	For Mses. Rosenfeld and West and Messrs. Brearton, McLevish and Khosla, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 11 to the consolidated financial statements contained in our Form 10-K.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for Mses. Rosenfeld and West and Mr. Brearton and 65 for Messrs. McLevish and Khosla. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2011;

•	Discount rate of 4.9%; and

•	RP 2000 Mortality Table Projected to 2011.

For Mr. Brearton, the amount also reflects the actuarial present value of benefits accumulated under our Canadian Pension Plan.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 60. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2011;

•	Discount rate of 4.25%; and

•	RP 2000 Mortality Table Projected to 2011.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006.

(4)	Mr. Brearton has service under the Kraft Foods U.S. and Canadian Pension Plans. According to the Kraft Foods Global, Inc. Retirement Plan (the “U.S. Plan”) policy on retirement benefits (the “Retirement Benefits Policy”), eligible active employees who transfer from a non-U.S. affiliate directly to a U.S. affiliate will be provided a benefit from the U.S. Plan using service recognized by the U.S. Plan after the date of transfer to the U.S. affiliate, as well as all years of “Relevant Service” under the non-U.S. Plan.

Under the Retirement Benefits Policy, the benefit is calculated as follows:

Based on the current benefit formula for the U.S. Plan, the employee’s pension benefit under the U.S. Plan will be equal to the sum of:

•

the benefit calculated under the formula in the U.S. Plan, except that “years of service” are equal to service on and after the date of transfer while the employee is a participant in the U.S. Plan, plus Relevant Service minus

•	the benefit earned and either paid or payable under the non-U.S. Plan(s) based on Relevant Service.

A participant who is eligible for the Retirement Benefits Policy receives benefits equal to the sum of:

•	the actual benefit earned under the non-U.S. Plan; plus, the greater of

(a)	the benefit under the U.S. Plan calculated under the Retirement Benefits Policy; and

(b)	the benefit earned under the U.S. Plan, based on years of service on and after the date of transfer while the employee is a participant in the U.S. Plan.

Retirement Benefit Plan Descriptions

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the Named Executive Officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. McLevish and Khosla, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon, similar to all other U.S. employees hired after December 31, 2008, is eligible to participate in an enhanced defined contribution plan, which is described under “– 2011 Non-Qualified Deferred Compensation Benefits” and “– U.S. Supplemental Defined Contribution Plan” below.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•

0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35–year average ends in the year you reach age 66. If you were born after 1954, the 35–year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Retirement Plan. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several Named Executive Officers participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. McLevish and Khosla, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless of whether or not the executive exceeds the applicable Code limits. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon is eligible to participate in an enhanced defined contribution plan, which is described under “– 2011 Non-Qualified Deferred Compensation Benefits” and “– U.S. Supplemental Defined Contribution Plan” below. As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan I. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for Kraft Foods between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to Kraft Foods.

As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Kraft Canada, Inc. Retirement Plan for Canadian Salaried Employees of Kraft Canada Inc. – Mr. Brearton

All eligible full-time and part-time General Foods Canadian salaried employees hired before January 1, 1991, including Mr. Brearton, are eligible to participate in our funded non-contributory, tax-qualified defined pension plan. Benefits under this plan are payable upon retirement in the form of a monthly pension payment. Normal retirement under this plan is defined as age 65, at which point participants are eligible to receive an unreduced benefit. Participants may elect to receive benefits before age 65 but the amount is reduced as benefits are paid over a longer period of time. Participants under age 55 must have at least two years of service to become vested. Participants over age 55 are immediately vested.

The formula used to calculate a benefit is equal to the following:

Post December 31, 1986 – 1.25% of final average earnings (five years) less 1.4285% of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 35 years).

Pre January 1, 1987 – Better of:

•	1.25% of final average earnings (five years) less 1.4285% times 0.5 of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 30 years); or

•	1.00% of final average earnings (five years) multiplied by credited service in the plan (maximum 30 years).

Employees hired before January 1, 1991 are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% for each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

Kraft Canada Supplemental Benefits Plan – Mr. Brearton

The Canadian government limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension. All eligible full-time and part-time salaried employees may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above and the amount actually payable from the Kraft Canada, Inc. Retirement Plan. Eligible employees may retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

2011 Non-Qualified Deferred Compensation Benefits

Name	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011(3) ($)	Aggregate Withdrawals/ Distributions in 2011 ($)		Aggregate Balance as of December 31, 2011(4) ($)
Ms. Rosenfeld	205,591	154,193	224,065	5,385,893	(5)	4,850,812
Mr. Brearton	211,830	29,028	51,580	—		2,337,411
Mr. McLevish	176,712	53,014	27,437	—		984,577
Mr. Khosla	202,983	60,895	34,223	—		1,211,152
Mr. Vernon	55,352	90,930	6,257	—		274,375
Ms. West	52,341	39,256	15,446	—		541,995

(1)	All executive contributions made in 2011 were under our U.S. Supplemental Defined Contribution Plan. Amounts are deferred from base salary and amounts paid in 2011 under the Annual Cash Incentive Program are included in the 2011 Summary Compensation Table. The amount of executive contributions in 2011 attributable to base salary and Annual Cash Incentive Program awards for the participating Named Executive Officers is as follows:

Name	Base Salary ($)	Annual Cash Incentive Program Award ($)
Ms. Rosenfeld	77,743	127,848
Mr. Brearton	76,455	135,375
Mr. McLevish	92,077	84,635
Mr. Khosla	91,307	111,676
Mr. Vernon	36,831	18,521
Ms. West	31,941	20,400

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2011 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2011 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for our Named Executive Officers in prior years. Amounts reported attributable to base salary, Annual Cash Incentive Plan awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating Named Executive Officers are as follows: Ms. Rosenfeld – $3,509,299; Mr. McLevish – $695,256; Mr. Khosla – $862,222; and Mr. Vernon – $119,769.

(5)	Ms. Rosenfeld received a distribution from her Kraft Executive Deferred Compensation Plan Account in this amount.

U.S. Supplemental Defined Contribution Plan

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. Mses. Rosenfeld and West and Messrs. McLevish, Khosla and Vernon contributed to the Supplemental Defined Contribution Plan in 2011. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual cash incentive awards) and receive corresponding Kraft Foods matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Kraft Foods matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2011 was 3.18%.

U.S. Executive Deferred Compensation Plan

The Kraft Foods U.S. Executive Deferred Compensation Plan is a non-qualified plan that allows our Named Executive Officers to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until termination of employment or retirement. They may also elect to receive distributions of their accounts while still employed with Kraft Foods, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each Named Executive Officer upon termination. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the Named Executive Officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2011.

Involuntary Termination Without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the Named Executive Officers, in the event of an involuntary termination without cause. In these circumstances, we have a separation pay plan in the United States that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Kraft Foods; or

•	engaging in other conduct that adversely reflects on Kraft Foods in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Kraft Foods receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to Named Executive Officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our Named Executive Officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation and outplacement assistance.

Separation Pay

Separation pay to Named Executive Officers is typically 12 months of base salary, except for the CEO, who typically receives 24 months of base salary, plus pro-rata target annual cash incentive. That amount may be increased, at the discretion of management, with the approval of the Human Resources and Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Benefits Continuation

Named Executive Officers typically continue participating in the health and welfare benefits plans during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment. In addition, under our retirement plans, eligible Named Executive Officers receive an additional one year of pension accrual, except for the CEO who receives an additional two years of pension accrual.

Additional Arrangements

In addition to the separation pay and benefits described above, car allowance and financial counseling allowance will continue for each of the Named Executive Officers for one year and for two years for Ms. Rosenfeld. In addition, in accordance with Mr. Vernon’s employment offer letter, if he is involuntarily terminated without cause prior to the vesting of the restricted stock granted to him upon joining Kraft Foods, his individual restricted stock awards will continue to vest on the normal vesting date. As of December 31, 2011, Mr. Vernon’s restricted stock granted to him upon joining Kraft Foods had not fully vested.

Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2011

Name	Separation Pay(1) ($)	Health & Welfare Continuation(2) ($)	Value of Unvested Restricted Stock Awards(3) ($)	Continuation of Benefits(4) ($)	Present Value of Additional Retirement Benefit Plans(5) ($)	Total ($)
Ms. Rosenfeld	3,100,000	455,864	—	66,667	1,169,622	4,792,153
Mr. Brearton	650,000	20,827	—	22,500	119,485	812,812
Mr. McLevish	761,000	21,356	—	22,500	199,206	1,004,062
Mr. Khosla	755,000	17,206	—	22,500	226,557	1,021,263
Mr. Vernon	761,000	21,645	447,199	22,500	—	1,252,344
Ms. West	660,000	22,624	—	22,500	97,912	803,036

(1)	For the Named Executive Officers active as of December 31, 2011, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. Brearton, McLevish, Khosla and Vernon and Ms. West.

(2)	The amounts reflect two years of medical, dental, long-term disability and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, long-term disability and life insurance premiums for the other Named Executive Officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period.

(3)	Per the terms of Mr. Vernon’s employment offer letter, all unvested restricted shares granted to him as sign-on equity awards will continue to vest on the scheduled vesting dates. The value of the shares is based on a December 30, 2011 closing stock price of $37.36.

(4)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other Named Executive Officers.

(5)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other Named Executive Officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•     Acquisition of 20% or more of our outstanding voting securities;

•     Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•     Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•     Complete liquidation of Kraft Foods or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•     Consummation of a CIC; and

•     Termination of employment by Kraft Foods other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•     Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•     Gross negligence, dishonesty or violation of any reasonable rule or regulation of Kraft Foods where the violation results in significant damage to Kraft Foods; or

•     Engaging in other conduct that adversely reflects on Kraft Foods in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•     CEO – three times base salary plus target annual cash incentive;

•     All other Named Executive Officers – two times base salary plus target annual cash incentive;

•     Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•     Continuation of financial counseling and car allowances for three years for the CEO and two years for the other Named Executive Officers;

•     Outplacement services up to two years following the CIC; and

•     The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Incentive Awards	• Awards under the Annual Cash Incentive Program and the LTIP are paid out in cash at target levels, on a pro-rata basis. This is a “single trigger” payment.

Plan Element	Description

Treatment of Equity Awards

•     Restricted stock and stock options only vest upon a CIC if the participant is terminated by Kraft Foods other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Kraft Payment of Excise Tax

•     CEO – we will gross up excise tax payable due to CIC severance; and

•     For other eligible executive officers, we will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Code Section 4999 limit.

•     In December 2009, we amended the CIC Plan to terminate the excise tax gross ups for executives starting participation in the CIC Plan on or after January 1, 2010.

Potential Payout upon an Involuntary Termination Due to a Change-In-Control at Fiscal Year-End 2011

The table below was prepared as though each of the Named Executive Officers had been terminated involuntarily without cause within a two-year period following a CIC on December 31, 2011. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Long-Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Options(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Continuation of Benefits(6) ($)	Excise Tax Gross- Up(7) ($)	Total ($)
Ms. Rosenfeld	11,625,000	6,093,167	473,796	13,164,917	9,163,397	1,572,309	125,000	7,398,898	49,616,484
Mr. Brearton	2,470,000	548,943	41,654	1,427,526	960,969	238,969	70,000		5,758,061
Mr. McLevish	2,891,800	1,586,928	42,712	3,225,289	2,323,521	398,413	70,000		10,538,663
Mr. Khosla	2,718,000	1,232,257	34,412	3,464,019	1,378,688	453,114	70,000		9,350,490
Mr. Vernon	2,891,800	1,625,783	43,290	2,102,621	1,467,288	—	70,000	1,959,591	10,160,373
Ms. West	2,376,000	681,571	45,248	1,555,297	1,170,208	195,823	70,000		6,094,147

(1)	For the Named Executive Officers active as of December 31, 2011, the amounts reflect the following: three times base salary plus target annual cash incentive for Ms. Rosenfeld and two times base salary plus target annual cash incentive for Messrs. Brearton, McLevish, Khosla and Vernon and Ms. West.

(2)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the Named Executive Officer’s individual target at the assumed date of a CIC. The portion of the pro rata LTIP awards relating to the 2010-2012 and 2011-2013 performance cycles are based on a December 30, 2011 closing stock price of $37.36.

(3)	The amounts reflect our cost of providing medical, dental, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other Named Executive Officers. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.

(4)	The amounts reflect the value of the immediate vesting of all outstanding restricted stock awards and outstanding stock options as of the effective date of termination, based on a December 30, 2011 closing stock price of $37.36.

(5)	Our CIC Plan provides an additional two years of pension accrual (three for the CEO) in the event of a CIC.

(6)	The amounts reflect the value of financial counseling, car allowance and outplacement services.

(7)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a CIC. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

Potential Payout upon Other Types of Separations

In the event that a Named Executive Officer is terminated from Kraft Foods due to death, disability or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock options would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the Named Executive Officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the Named Executive Officer participated in the applicable plans.

Based on a December 31, 2011 termination due to death, disability or normal retirement, the estimated value of such payments for the Named Executive Officers are described in the table below:

Name	Long-Term Incentive Award(1) ($)	Value of Unvested Restricted Stock Awards(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Ms. Rosenfeld	6,093,167	13,164,917	9,163,397	28,421,481
Mr. Brearton	548,943	1,427,526	960,969	2,937,438
Mr. McLevish	1,586,928	3,225,289	2,323,521	7,135,738
Mr. Khosla	1,232,257	3,464,019	1,378,688	6,074,964
Mr. Vernon	1,625,783	2,102,621	1,467,288	5,195,692
Ms. West	681,571	1,555,297	1,170,208	3,407,076

(1)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the Named Executive Officer’s individual target at the assumed date of termination due to death, disability or normal retirement. The portion of the pro rata LTIP awards relating to the 2010 – 2012 and the 2011 – 2013 performance cycles are based on a December 30, 2011 closing stock price of $37.36.

(2)	The amounts reflect the immediate vesting of all outstanding restricted stock and outstanding stock option awards as of the effective date of termination, based on a December 30, 2011 closing stock price of $37.36.

In the event a Named Executive Officer separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service with Kraft Foods), he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of our Human Resources and Compensation Committee. The value of the total payments for each Named Executive Officer could range from $0 to an amount no greater than the amounts shown above under normal retirement.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our Class A common stock beneficially owned as of March 1, 2012, unless otherwise noted, by each director, director nominee and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)		Deferred Stock/Additional Underlying Units(3)	Total Shares/Interests Held
Directors and Director Nominees:
Banga, Ajaypal	—		22,293	22,293
Hart, Myra	12,526		8,047	20,573
Henry, Peter	—		3,667	3,667
Juliber, Lois	2,309		18,189	20,498
Ketchum, Mark	—		22,293	22,293
Lerner, Richard	—		30,883	30,883
Lundgren, Terry(4)	—		—	—
McDonald, Mackey	3,145		8,047	11,192
Mesquita, Jorge(4)	—		—	—
Pope, John	28,753	(5)	8,047	36,800	(5)
Reynolds, Fredric	60,000		18,189	78,189
van Boxmeer, Jean-François	—		8,047	8,047

Officers:
Brearton David	329,503		8,514	338,017
Khosla, Sanjay	391,709		—	391,709
McLevish, Timothy	582,572		—	582,572
Rosenfeld, Irene	3,035,329	(6)	—	3,035,329	(6)
Vernon, W. Anthony	270,555		—	270,555
West, Mary Beth	242,394		—	242,394
All directors and executive officers as a group (23 persons)(7)	6,304,627		262,323	6,566,950

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of March 1, 2012.

(2)	Includes stock options that are exercisable or will become exercisable within 60 days after March 1, 2012 as follows: Mr. Pope – 1,710; Mr. Brearton – 163,892; Mr. Khosla – 206,045; Mr. McLevish – 391,672; Ms. Rosenfeld – 2,060,172; Mr. Vernon – 131,900; Ms. West – 149,868 and all other executive officers – 716,485. Also includes shares of restricted stock as follows: Mr. Brearton – 38,140; Mr. Khosla – 48,740; Mr. McLevish – 66,420; Ms. Rosenfeld – 266,080; Mr. Vernon – 83,920; Ms. West – 39,730 and all other executive officers – 160,515.

(3)	Includes deferred stock units and shares held in the Kraft Foods Thrift/TIP 401(k) Plans and Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan as of December 31, 2011. Also includes deferred shares held in the stock deferral plan under the 2006 Stock Compensation Plan for Non-Employee Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	Messrs. Lundgren and Mesquita are new director nominees.

(5)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(6)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse. Also includes stock options granted under our 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment to Chairman. Shares under this performance-contingent stock option will vest only if our stock price maintains an average trading price of $41.43 for at least ten consecutive trading days.

(7)	This group includes, in addition to the individuals named in the table, John Cahill, Timothy Cofer, Marc Firestone, Karen May, Daniel Myers, Sam Rovit and Jean Spence.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*

Capital Research Global Investors(1) 333 South Hope Street Los Angeles, California 90071	98,585,754	5.6%

State Street Corporation(2) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	88,591,641	5.0%

*	Calculated based on shares of our issued and outstanding common stock as of March 15, 2012.

(1)	Based on a review of the Schedule 13G/A Information Statement filed on February 9, 2012 by Capital Research Global Investors. The Schedule 13G/A discloses that Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), as a result of CRMC acting as investment adviser to various investment companies, had sole voting power as to 96,585,754 shares and sole dispositive power as to 98,585,754 shares, and disclaims beneficial ownership of the reported shares.

(2)	Based on a review of the Schedule 13G Information Statement filed on February 9, 2012 by State Street Corporation. The Schedule 13G discloses that State Street Corporation, in its capacity as the parent holding company of certain direct and indirect subsidiaries, in such subsidiaries’ capacities as investment advisors or banks, had shared voting power as to 88,591,641 shares and shared dispositive power as to 88,591,641 shares.

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference as indicated at our 2011 annual meeting, our Board has adopted a policy of providing an annual shareholder vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in the proxy statement.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

•	the achievement of specific annual and long-term strategic and financial goals; and

•	the realization of increased shareholder value.

We have many compensation practices that ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis” and include:

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% stock-based;

•	approximately 85% of our Chief Executive Officer’s target total compensation is at-risk, incentive-based pay, of which over 70% is based on long-term performance;

•	over 50% of our other Named Executive Officers’ target total compensation is based on long-term performance;

•	we do not pay the tax liability (i.e., no gross ups) associated with executive perquisites;

•	we employ our executive officers “at will” without individual severance agreements or employment contracts; and

•

we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy.

Please read “Compensation Discussion and Analysis” beginning on page 31 and “Executive Compensation Tables” beginning on page 55 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers.

We are asking our shareholders to support our Named Executive Officer compensation as described in this Proxy Statement. This proposal gives you, as a shareholder, the opportunity to express your views on our Named Executive Officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. Our Human Resources and Compensation Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Kraft Foods’ shareholders approve, on an advisory basis, the compensation paid to Kraft Foods’ Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our Named Executive Officer compensation as disclosed in this Proxy Statement will be approved if it receives more votes FOR than votes AGAINST. Abstentions and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Foods, our Human Resources and Compensation Committee or our Board. However, our Board and Human Resources and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Human Resources and Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2013 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.

ITEM 3. APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE COMPANY NAME

On March 14, 2012, the Board adopted a resolution approving an amendment to the Amended and Restated Articles of Incorporation to change the name of our company and recommended that the amendment be submitted to shareholders for approval. The Board believes it is in the best interest of our company to change its name from Kraft Foods Inc. to Mondelēz International, Inc. and recommends the approval of the name change amendment to our shareholders.

Reasons for Name Change

On August 4, 2011, we publicly announced the Spin-off. The Board believes it is best for the grocery business to retain the Kraft name by becoming “Kraft Foods Group, Inc.” Kraft is an iconic name in the food business, especially in North America, where many of our company’s products that will remain with Kraft Foods Group, Inc. have “Kraft” as a brand name or endorser.

Having allocated the Kraft Foods name to the new North American grocery company, the Board sought a name that would appropriately reflect the nature and strength of the future global snacks business. It believes the name Mondelēz International, Inc. does just that. “Mondelēz” is a newly-created word that evokes the idea of a delicious world. “International” expresses the global nature of the snacks business, and reinforces its key attributes:

•	It has an appealing, universal feeling

•	“Monde” derives from the Latin word for “world”

•	“Delēz” is a fanciful expression of “delicious”

Thus, the name has multiple, interrelated meanings that converge on “delicious world”–a phrase the Board believes will serve as an umbrella for our iconic brands and build on our higher purpose–to “make today delicious.”

Mondelēz International, Inc. will be a corporate name. The Board does not envision using “Mondelēz” as a brand name. Changing the name of the company will not result in any change in the name of any branded consumer products that we market.

Shareholder Action on the Name Change

Shareholders are being asked to adopt the following resolutions:

“Resolved, that the shareholders approve the amendment of ARTICLE I of the Corporation’s Amended and Restated Articles of Incorporation to read in its entirety as follows:

‘ARTICLE I

The name of the corporation is Mondelēz International, Inc.’; and further

Resolved, that, notwithstanding the approval of the foregoing amendment, the Board of Directors of the Corporation may abandon the amendment without further action by shareholders at any time prior to the time at which the amendment becomes effective.”

Subject to and following shareholder approval of the amendment, we plan to cause the amendment to become effective by submitting Articles of Amendment to the Virginia State Corporation

Commission. We may delay that submission until the Board of Directors gives final approval to the Spin-off. The amendment will become effective when the Virginia State Corporation Commission accepts the Articles of Amendment and issues its Certificate of Amendment. The Board retains the right, without further shareholder action, to decide not to pursue the amendment at any time prior to it becoming effective, including, for example, if the Spin-off does not occur.

We have reserved the stock symbol “MDLZ.” If the name change amendment is approved, we intend to request that the company’s common stock trade under this new stock symbol, rather than under the current “KFT” symbol. The name change to Mondelēz International, Inc. will not affect the validity or transferability of any currently outstanding stock certificates and shareholders will not be requested to surrender for exchange any certificates presently held by them.

Required Vote for Approval

Approval of the amendment to the Amended and Restated Articles of Incorporation to change the name of our company requires the favorable vote of a majority of shares outstanding and entitled to vote. If you do not vote your shares, or you vote but abstain from voting on this item, it will have the effect of a vote against this proposal. Broker “non-votes” also have the effect of votes against this proposal.

If the name change amendment is not approved by shareholders, the proposed amendment to the Amended and Restated Articles of Incorporation will not be made and our company’s name and the ticker symbol for trading of its common stock will remained unchanged.

The Board recommends a vote FOR the approval of the amendment to the Amended and Restated Articles of Incorporation of Kraft Foods Inc. to change the company’s name to Mondelēz International, Inc.

ITEM 4. RATIFICATION OF THE

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2012. PricewaterhouseCoopers LLP have been our independent auditors since 2001. The Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Foods’ and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent auditors, including our pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees billed for 2011 and 2010, can be found above under “Board Committees and Membership—Audit Committee.”

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Foods’ independent auditors for 2012.

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we are including the following shareholder proposals (Items 5 through 7), along with the supporting statements of the respective shareholder proponents. Kraft Foods is not responsible for any inaccuracies in these proposals and supporting statements. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented. The Board recommendeds that you vote AGAINST each of these proposals for the reasons set forth in the Board of Directors’ Statement in Opposition following each proposal.

The names, addresses and shareholdings of any co-filers of these proposals, where applicable, will be supplied upon request.

ITEM 5. Shareholder Proposal: Sustainable Forestry Report

Domini Social Investments, 532 Broadway, 9th Floor, New York, NY 10012, as manager of the Domini Social Equity Fund, beneficial owner of 344 shares of Kraft Foods’ common stock, is the proponent of the following shareholder proposal and has advised us that a representative will present this proposal at the Annual Meeting.

Whereas:

Kraft is one of the world’s largest consumer products companies, with a diversified line of brands including Oreo, Nabisco and Oscar Mayer. Palm oil, soya, beef, sugar and paper are used in a variety of Kraft products. Globally, demand for these commodities is fueling deforestation. Several of these commodities have been linked to human rights violations, including child and forced labor.

Forests are rapidly declining at a rate of 55 football fields per minute according to the United Nations. Only about 20% of the world’s original forests remain undisturbed.

As a member of the Consumer Goods Forum, Kraft recognizes that “Deforestation is one of the principal drivers of climate change, accounting for 17% of greenhouse gases today. The consumer goods industry, through its growing use of soya, palm oil, beef, paper and board, creates many of the economic incentives which drive deforestation.” (Consumer Goods Forum press release, 11/29/10)

The Intergovernmental Panel on Climate Change, the leading international network of climate scientists, has concluded that global warming is “unequivocal.” The U.S. Environmental Protection Agency has determined that greenhouse gases threaten Americans’ health and welfare.

Climate change impacts from deforestation and poor forest management can be reduced through increased use of recycled materials, independent third party certification schemes, and monitoring of supply chains.

Forest Footprint Disclosure (FFD), an initiative backed by more than 60 financial institutions with over $6 trillion in assets under management, calls on global corporations to report on how their activities and supply chains contribute to deforestation and how those impacts are being managed. Although Kraft has received two annual requests from FFD seeking disclosure of the company’s management of deforestation risks in its supply chain, to date it has declined to respond.

Kraft’s current sustainability report provides some indicators of how the company is managing deforestation risks, through purchases of certified Palm Oil and reductions in packaging, for example. Proponent commends Kraft for these efforts. However, Kraft does not address the impact on forests of its soya, beef and sugar purchases. Several important indicators of how Kraft is managing deforestation risks are lacking. These include:

•	A company-wide policy on deforestation

•	The percentage of purchases of Palm Oil, beef, soya, sugar and paper that are sustainably sourced, with clear goals for each commodity

•	Results of audits to ensure that suppliers are in compliance with Kraft’s forestry goals

•	Identifying certification systems and programs that the company will use to ensure sustainable sourcing of each of these commodities.

Proponent believes that Kraft faces potential reputational and operational risks by failing to adequately disclose its approach to managing deforestation risks. For example, Cadbury, now a Kraft brand, faced public controversy over use of Palm Oil in its Dairy Milk bars in New Zealand.

RESOLVED: Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by December 1, 2012, describing how Kraft is assessing the company’s supply chain impact on deforestation and the company’s plans to mitigate these risks.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends that you vote AGAINST this proposal for the following reasons:

At Kraft Foods, sustainability is a strategic global business priority. Our company conducts business in a way that respects the intersection of environmental, social and economic responsibility. Not only is this the right thing to do; it makes good business sense.

We share a great deal of information about our sustainability initiatives with shareholders and other interested parties. For example, we outline our sustainability program – our approach, our focus and our progress – in an annual report called “Creating a More Delicious World,” which can be found on our website at http://www.kraftfoodscompany.com/DeliciousWorld/sustainability/index.aspx. (Please note that the information in our website is not a part of this Proxy Statement.)

Kraft Foods’s sustainability initiatives focus on the six areas that matter most to our business and where we believe our company can make the biggest difference. Those are: agricultural commodities; packaging; energy; water; waste and transportation/distribution. In each of these areas, we set goals and measure our progress, ensuring accountability and real results. This has helped drive strong performance. For example, between 2005 and 2010, our:

•	Energy use is down 16 percent;

•	CO2 emissions are down 18 percent;

•	Incoming water is down 30 percent;

•	Net waste is down 42 percent;

•	Packaging is down 100,000 metric tons (200 million lbs); and

•	96 million km (60 million road miles) have been removed from our company’s transportation/distribution network.

From a 2010 base, by the end of 2015 Kraft Foods plans to, among other things, increase sustainable sourcing of agricultural commodities by 25 percent and reduce our direct water use by another 15 percent.

At Kraft Foods, we believe that promoting sustainable farming improves crop yields, reduces environmental impacts including deforestation, and generally helps to improve the lives of farm workers and their families. We are working, directly and through others, and investing millions of dollars to effect change in agricultural practices, particularly where we are among the world’s largest purchasers and where farming practices could be significantly improved. These commodities include: cocoa, coffee and cashews. We are currently expanding our efforts to other commodities such as sugar and wheat. And we continue to work with the World Wildlife Fund (WWF), one of the world’s largest conservation organizations, to better understand the risks associated with our purchases of agricultural commodities.

More specifically, since a large portion of the crops we buy are threatened by circumstances such as political unrest, poor soil conditions and lack of infrastructure, we believe it is important to address these challenges also by partnering with other companies, governments, non-governmental organizations, multilateral institutions, civil society and farmers themselves to create lasting change. One example of a public-private partnership that Kraft Foods is co-chairing is the Word Economic Forum’s New Vision for Agriculture (NVA) initiative. Begun in 2009, the NVA is simultaneously aiming at increasing food production, decreasing carbon dioxide emissions and reducing poverty, in each case by 20 percent every decade. The NVA’s projects are already delivering impressive results in several countries across Africa and Asia. We are also a partner in two initiatives led by a private foundation that are investing $90 million over five years to advance sustainable production of cocoa and cashews in West Africa.

In addition to these large partnerships, our company also uses third-party certification schemes to cultivate more responsible agricultural supply chains. We are one of the world’s largest buyers of coffee from Rainforest Alliance CertifiedTM farms and the largest buyer of cocoa beans from Fairtrade Certified or Rainforest Alliance Certified farms. As further described in the sustainability section of our company website, this support is making a difference in areas of Africa, Central America, South America and Southeast Asia.

Important as these targeted initiatives are, they are not all we do. We work across our entire supply chain to reduce our footprint and improve our sourcing of the raw materials we need to make our products. We have clear sourcing standards that all of our suppliers must meet. And we work with others to address specific concerns such as cocoa labor issues, palm oil-related deforestation and animal welfare. For example, despite the relatively small quantities of palm oil that we purchase (less than 0.6 percent of worldwide production in 2011), we are working to purchase only palm oil certified by responsible third parties. Currently more than 50% of our palm oil purchases are covered by GreenPalm certificates or certified palm oil. We expect to be able to cover 100 percent of our purchases once the supply of certified palm oil accounts for about one-third of the world’s total supply, a goal we project to occur by 2015.

Kraft Foods is also a signatory of the Consumer Goods Forum (CGF) declaration on deforestation under which CGF member companies pledged to mobilize their collective resources to help achieve zero net deforestation by 2020.

In light of our existing efforts, accomplishments and reporting on sustainable agriculture, the preparation of an additional report as requested by this shareholder proposal is unnecessary and not in our shareholders’ best interest.

For the foregoing reasons, the Board recommends that you vote AGAINST this proposal.

ITEM 6. Shareholder Proposal: Report on Extended Producer Responsibility

As You Sow, 311 California Street, Suite 510, San Francisco, CA 94104, as representative for Cedar Tree Foundation, beneficial owner of 9,800 shares of Kraft Foods’ common stock, is the proponent of the following shareholder proposal, “Producer Responsibility for Packaging,” and has advised us a representative will present this proposal at the Annual Meeting.

WHEREAS product packaging is a significant consumer of natural resources and energy, and a major source of waste and greenhouse gas (GHG) emissions. More than half of U.S. product packaging – 37 million tons – is discarded in landfills or burned rather than recycled.

Packaging comprises nearly one-third of all U.S. landfill waste. Nestle Waters North America says plastic bottles are the largest contributor to its carbon foot print; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. A recent analysis of U.S. Environmental Protection Agency data estimates that the energy needed to produce and dispose of products and packaging accounts for 44% of total U.S. GHG emissions. Decaying paper packaging in landfills forms methane, whose greenhouse warming potential is 72 times more potent than CO2. Metal and plastic packaging has large embodied energy and emissions profiles because of the high costs of producing those packages from mining/smelting and petroleum respectively.

Extended Producer Responsibility (EPR) is a corporate and public policy that shifts accountability for collection and recycling from taxpayers and governments to producers. For instance, Coca-Cola, PepsiCo and Nestle Waters North America have each made public commitments to recycle a majority of beverage containers sold over the next six to eight years.

In many other countries, consumer packaged goods companies are responsible for post-consumer packaging. Companies operating in Europe, Canada and Japan are required to pay some or all costs for packaging collection and recycling. More than half of Organization for Economic Cooperation and Development member countries have EPR packaging systems in place. In Ontario, Canada, producers pay half of packaging collection and recycling costs. EPR programs in Austria, Belgium and Germany recover far higher rates of packaging than the U.S. EPR laws in 24 U.S. states already mandate producer responsibility for collection and recycling of consumer electronics.

Producers control design and marketing decisions, and so are best positioned to reduce the overall environmental impact of product packaging and internalize costs. Increased recycling of packaging can yield strong environmental benefits, leading to more efficient use of materials, reduced extraction of natural resources, and fewer GHG and toxic emissions. EPR mandates can create new economic markets for packaging. Increased economic incentives to recycle more types of packaging will keep it from flowing into waterways and oceans where it imperils marine life.

BE IT RESOLVED THAT Shareowners of Kraft Foods request that the board of directors issue a report at reasonable cost, omitting confidential information, by Sept. 1, 2012 assessing the feasibility of adopting a policy of Extended Producer Responsibility for post-consumer product packaging as a means of reducing carbon emissions and air and water pollution resulting from the company’s business practices, and increasing rates of packaging recycling; and describing efforts by the company to implement this strategy.

Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for post-consumer package recycling, and participating in development of producer financed and managed EPR systems.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends that you vote AGAINST this proposal for the following reasons:

At Kraft Foods, we regard sustainability as a strategic global business priority. We believe that sustainability is about conducting business in a way that is environmentally, socially and economically responsible.

We outline our sustainability program in an annual report called “Creating a More Delicious World,” which can be found on our corporate website at http://www.kraftfoodscompany.com/DeliciousWorld/sustainability/index.aspx. (Please note that the information in our website is not part of this Proxy Statement.) As explained in our Delicious World report, product packaging – including the design, production and post-consumer treatment of packaging – is one of the six focus areas of Kraft Foods’ sustainability framework. We take a comprehensive approach to packaging – one that cuts waste, conserves natural resources and is satisfying to the end user. We set and meet goals. We are proud of our accomplishments to date and are committed to our goals for the future:

•	Between 2005 and 2010, we cut over 100,000 metric tons (200 million pounds) of packaging from our supply chain. We are working to eliminate another 50,000 metric tons (100 million pounds) by 2015.

•	We are working to incorporate more sustainable materials into our packaging. In North America, for example, the majority of people can recycle more than 70 percent (by weight) of our packaging.

•

To increase recycling rates, we are using more recycled content in much of our packaging and partnering with others on education campaigns; and we are adding statements to engage consumers such as “Please Recycle This Carton” to our packaging.

Kraft Foods’ sustainability program is based on research and thoughtful design, focusing on areas that matter most to our business and where we believe our company can make the biggest difference. Our strategy reflects our belief in the efficacy of partnering with other stakeholders including private, governmental and non-governmental organizations. We believe creating consumption patterns that are sustainable requires that everyone does their part: from individual consumers to private organizations to public policymakers; and a lasting solution will require a comprehensive approach that includes public education, public-private partnerships, changes in public policy and the enhancement of infrastructure.

We are involved in several initiatives around the world aimed at improving recycling rates, both at the company level as well as part of industry efforts. In the U.S., we have been involved for several years with the Sustainable Packaging Coalition and the Grocery Manufacturers Association, with industry-wide collaborative efforts to address waste management across the lifecycle. In an ongoing effort to drive global change in packaging, Kraft Foods also co-leads the Consumer Goods Forum’s Global Packaging Project under which many of the world’s largest consumer goods companies and major retailers have approved a suggested set of common definitions and principles for packaging in the framework of sustainability. We are investing in new recycling technologies such as the Enval Consortium along with peer companies to enable higher recycling opportunities.

Because we can demonstrate that our policies, practices and reporting are already moving us in the right direction, we do not believe that a report on the adoption of an “extended producer responsibility” policy would be an effective use of our company’s resources or in the best interest of our company or our shareholders.

For the foregoing reasons, the Board recommends that you vote AGAINST this proposal.

ITEM 7. Shareholder Proposal: Report on Lobbying

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington D.C., 20036, beneficial owner of 12,460 shares of Kraft Foods’ common stock, is the proponent of the following shareholder proposal and has advised us a representative will present this proposal at the Annual Meeting.

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Kraft Foods Inc. (“Kraft”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public and (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to Kraft’s long-term interests.

Kraft spent approximately $6.39 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). In 2010, according to disclosure reports required in six states, Kraft also spent at least $548,436 on lobbying expenditures. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include any lobbying expenditures to influence legislation or regulation in states that do not require disclosure. And Kraft does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as Kraft’s $5,000 contribution to the American Legislative Exchange Council (“ALEC”) annual meeting

(http://thinkprogress.org/politics/2011/08/05/288823/alec-exposed-corporations-funding/).

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends that you vote “AGAINST” this proposal for the following reasons:

At Kraft Foods, we believe that we have an obligation to stay informed about and involved in the public policy decisions that affect our company—its businesses, employees, customers, suppliers and shareholders.

We also believe that transparency and accountability regarding our company’s political and lobbying expenditures and activities are important to you. For this reason, our company voluntarily makes available extensive information about our corporate political spending and trade association participation on our website, at http://www.kraftfoodscompany.com/Investor/corporate-governance/PoliticalContributions.aspx. That information includes:

•	all Kraft Foods corporate political contributions;

•	all contributions made by our voluntary, employee-funded political action committee, Kraftpac; and

•	a list of all trade associations to which we pay annual dues greater than $50,000.

Our company has effective compliance procedures for, and oversight of, our corporate and Kraftpac political and lobbying activity. Our Code of Conduct requires us to deal honestly with the government. Our internal compliance policies require advance business and legal approval of political contributions and lobbying activity. And, as you would expect, we file all information required by federal and state campaign finance and disclosure laws. All of these filings are publicly available. In addition, the Board’s Governance, Membership and Public Affairs Committee, which is charged with oversight of Kraft Foods’ policies and programs related to corporate citizenship, social responsibility, and public policy issues significant to our company, including philanthropic and political activities and contributions, receives reports on our company’s political and lobbying activities and discusses with management their strategies and recommendations. Finally, we note:

•	We do not fund “independent expenditures.”

•	We instruct that our dues paid to trade association groups cannot be used to support or oppose candidates – only issues of importance to our company.

•

We do not make political contributions to Presidential candidates; thus, our contributions are not connected to actions taken by federal regulators such as the US Food and Drug Administration or the US Department of Agriculture.

•	We do not support, directly or indirectly, candidates for judicial office.

•	We have not made a “grassroots lobbying communication”, as defined by the proponent, since our company’s inception as an independent company in 2007.

Collecting and publishing the additional information requested by this proposal would be unnecessarily burdensome on company resources and provide little, if any, new value to shareholders. We believe that our current disclosure, along with our internal compliance and oversight processes, is appropriate and in the best interests of our company and its shareholders.

For the foregoing reasons, the Board recommends that you vote AGAINST this proposal.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy or voting instruction form to vote on these matters in accordance with their best judgment.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING AND VOTING

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Wednesday, May 23, 2012, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 15, 2012 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,772,061,678 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K, our Chairman and Chief Executive Officer’s letter to shareholders and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials”. These materials provide important information about Kraft Foods and describe the voting procedures and the matters to be voted on at the Annual Meeting.

You have received the proxy materials because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Kraft Foods common stock.

4.	What is the difference between registered holders and beneficial holders?

The most common ways in which shareholders hold Kraft Foods stock are:

•	directly with our transfer agent, Wells Fargo Bank, N.A. (registered shareholders);

•

indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial shareholder or shareholder in street name).

If you hold your shares as a registered shareholder, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares.

If you hold your shares in street name as a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Foods distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of proxy materials to each shareholder. On or about April 5, 2012, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how you may submit your proxy vote via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials on a one-time or ongoing basis, follow the instructions contained in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including our Form 10-K, free of charge to any shareholder who requests copies in writing to: Wells Fargo Shareowner Services, For Kraft Foods Inc., P.O. Box 64874, St. Paul, Minnesota 55164-0874.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-866-697-9377 in the United States and Canada or 1-651-450-4064 from outside the United States and Canada;

•	Via the Internet: Access the Internet and go to www.ematerials.com/kft and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at ep@ematerials.com with “KFT Materials Request” in the subject line. Your e-mail must include the following information:

•	the 3-digit company number and the 11-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	if you choose e-mail delivery, an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.

These materials, including our Form 10-K, are also available at http://materials.proxyvote.com/50075N.

7.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

8.	What are the items to be voted on at the Annual Meeting, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 11 Directors	With respect to each nominee: For, Against or Abstain	For all nominees

Item 2 – Advisory Vote to Approve Executive Compensation	For Against Abstain	For

Item 3 – Approval of Amendment to Amended and Restated Articles of Incorporation to Change Company Name	For Against Abstain	For

Item 4 – Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Auditors for 2012	For Against Abstain	For

Item 5 – Shareholder Proposal: Sustainable Forestry Report	For Against Abstain	Against

Item 6 – Shareholder Proposal: Extended Producer Responsibility	For Against Abstain	Against

Item 7 – Shareholder Proposal: Report on Lobbying	For Against Abstain	Against

9.	What other matters may arise at the Annual Meeting?

Other than Items 1 through 7 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2011 Proxy Statement. They are similar to those described under “2013 Annual Meeting of Shareholders” in this Proxy Statement. If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

10.	What vote is needed to elect directors?

Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.

Under our By-Laws and Guidelines and in accordance with Virginia law, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance, Membership and Public Affairs Committee for its consideration following certification of the election results. The Governance, Membership and Public Affairs Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

In contested elections, the voting standard is a plurality of votes cast.

11.	What vote is needed to approve the other items?

Item 3 – Amendment to Amended and Restated Articles of Incorporation

Approval of the amendment to the Amended and Restated Articles of Incorporation to change the name of the corporation requires the favorable vote of a majority of shares outstanding and entitled to vote. If you do not vote your shares, or you vote but abstain from voting on this item, this has the effect of a vote against. Broker non-votes also have the effect of votes against. See Question 13 below for an explanation of “broker non-votes.”

Other Items

Approval of each of Item 2 (Advisory Vote on Executive Compensation), Item 4 (Ratification of the Selection of the Independent Auditors) and Items 5, 6 and 7 (Shareholder Proposals), requires the favorable vote of a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the matter.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 11:59 p.m. CDT on Tuesday, May 22, 2012;

•

by telephone, if you are located within the United States and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. CDT on Tuesday, May 22, 2012;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Wednesday, May 23, 2012; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 24 below.

If you hold your shares in street name, you may vote:

•

via the Internet at www.proxyvote.com (12-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 24 below.

13.	What are broker non-votes?

As described above in Question 4, if you hold your shares beneficially in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under

NYSE rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Item 4) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 4, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

14.	I am a current/former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plans(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Foods Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Foods Stock Fund account(s).

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Foods Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. CDT on Friday, May 18, 2012. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”). Please follow the instructions for registered shareholders described in Question 12 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Foods Stock Fund account(s) at the meeting.

15.	I am a Kraft Foods employee and hold shares of restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes any shares of restricted stock you may hold. If you hold shares of restricted stock, you should follow the instructions for registered shareholders described in Question 12 above to vote your restricted shares. If you do not vote these shares, they will not be voted, so please vote.

16.	How do I vote if I participate in Kraft Foods’ Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 12 above to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote.

17.	I hold Depository Interests (“DIs”) that represent entitlements to shares of Kraft Foods common stock as a result of Kraft Foods’ acquisition of Cadbury in 2010. Can I vote the shares of Kraft Foods common stock underlying my DIs? If so, how do I vote?

Yes, you can vote these shares through the CREST electronic settlement system or by completing and sending a Form of Instruction, instructing the custodian for the Depositary Interest Service “Computershare Company Nominees Limited” to vote the shares of Kraft Foods common stock at the Annual Meeting. Computershare will send all CREST participants (including nominee companies and sponsored individuals) that hold DIs a notice and Form of Instruction that allow these participants to attend and vote at the Annual Meeting. If you are a CREST participant, you should either vote through the CREST system as shown on the Form of Instruction or by returning the Form of Instruction to Computershare by following the accompanying instructions. Computershare will then arrange to vote your underlying shares of Kraft Foods common stock according to your instructions.

If Computershare holds your DIs on your behalf within Kraft Foods Corporate Sponsored Nominee Service, Computershare, as the international nominee for your DIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 11:59 p.m., London time, on Thursday, May 17, 2012, which is earlier than the voting deadlines listed above in Question 12. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your DIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your DIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card, which is earlier than the voting deadlines listed above in Question 12.

If you hold DIs and have questions about voting your shares of Kraft Foods common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

18.	May I change or revoke my vote?

Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

19.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Annual Meeting for a total fee of $14,000 plus reasonable expenses.

20.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Foods common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically.

A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting Broadridge Financial Solutions, Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered shareholder or hold your share in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

21.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

22.	Who counts the votes?

Wells Fargo Bank, N.A. will receive and tabulate the proxies, and representatives of Wells Fargo Bank, N.A. will act as the inspectors of election and will certify the results.

23.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 30, 2012. The Form 8-K will be available at www.kraftfoodscompany.com/investor/sec-filings-annual-report and on the SEC’s website at www.sec.gov.

24.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on Sunday, May 20, 2012. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares beneficially in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting instruction form); please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(888) 663-8893 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

For your comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting. We will request that all cellular phones, laptops and pagers be turned off. We welcome assistance animals for the disabled, but do not allow pets.

25.	May I ask questions at the Annual Meeting?

Yes. Shareholders may ask questions and make remarks related to the matters being voted on as those matters are presented. The Chairman will address shareholders’ questions and comments of a more general nature after the vote has been taken on all items to be voted on at the meeting.

2013 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2013 Annual Meeting of Shareholders will be held on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2013 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2013 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 24, 2012 and on or before January 23, 2013. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the Annual Meeting.

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our Proxy Statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2013 Proxy Statement, we must receive a shareholder’s submission of a proposal on or before the close of business on December 3, 2012. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address. Our By-Laws are also available on our website at www.kraftfoodscompany.com/investor/corporate-governance.

April 2, 2012	Carol J. Ward
Vice President and Corporate Secretary

Exhibit A

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

($ in millions, unaudited)

Operating Income

For the Twelve Months Ended December 31, 2011

	As Reported (GAAP)	Impact of Divestitures(1)	Impact of Integration Program Costs(2)	Impact of Currency(3)	Impact of Spin-off Costs(4)	As Adjusted (Non-GAAP)
Segment Operating Income:
Kraft Foods North America	$4,167	$(15)	$66	$(16)	$—	$4,202
Kraft Foods Europe	1,406	—	256	(43)	—	1,619
Kraft Foods Developing Markets	2,053	—	161	(28)	—	2,186

Unrealized G/(L) on Hedging Activities	(100)	—	—	—	—	(100)
HQ Pension	(206)	—	—	—	—	(206)
General Corporate Expenses	(438)	—	38	3	46	(351)
Amortization of Intangibles	(225)	—	—	8	—	(217)

Kraft Foods Inc.	$6,657	$(15)	$521	$(76)	$46	$7,133

(1)	Impact of divestitures includes for reporting purposes the Starbucks packaged coffee business (“Starbucks CPG business”).

(2)	Integration Program costs are defined as the costs associated with combining the Kraft Foods Inc. and Cadbury businesses, and are separate from those costs associated with the acquisition.

(3)	Impact of currency rate fluctuations is calculated based on 2011 planned rates.

(4)	Spin-off costs include transaction fees and other costs associated with the Spin-off.

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Cash Provided by Operating Activities to Free Cash Flow

For the Twelve Months Ended December 31, 2011

($ in millions, unaudited)

	North America	Developing Markets	Kraft Foods
Net Cash Provided by Operating Activities (GAAP)	$3,431	$1,384	$4,520
Capital Expenditures	(680)	(713)	(1,771)

Free Cash Flow (Non-GAAP)	$2,751	$671	$2,749

A-1

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Twelve Months Ended December 31, 2011 and 2010

($ in millions, unaudited)

								% Change
	As Reported (GAAP)	Impact of Divestitures(1)	Impact of Acquisi- tions(2)	Impact of Integration Program Costs	Impact of Accounting Calendar Changes(3)	Impact of Currency	Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non- GAAP)
2011
Kraft Foods North America	$25,188	$(91)	$(117)	$—	$(294)	$(136)	$24,550	5.1%	4.8%
Kraft Foods Inc.	54,365	(91)	(697)	1	(880)	(1,165)	51,533	10.5%	6.6%
2010
Kraft Foods North America	23,966	(547)	—	—	—	—	23,419
Kraft Foods Inc.	49,207	(652)	—	1	(193)	—	48,363

								Add back:				% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisi- tions(2)	Impact of Integra- tion Program Costs	Impact of Accounting Calendar Changes(3)	Impact of Currency	Organic (Non- GAAP)	Impact of Acquisitions - Cadbury(2)	Impact of Divestitures - Cadbury’s Poland and Romania Opera- tions(2)	Impact of Currency - Cadbury(2)	Combined Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non- GAAP)	Combined Organic (Non- GAAP)
2011
Kraft Foods Developing Markets	$15,821	$—	$(379)	$1	$(183)	$(397)	$14,863	$379	$—	$(16)	$15,226	16.2%	11.2%	11.4%
2010
Kraft Foods Developing Markets	13,613	(105)	—	1	(148)	—	13,361	315	(12)	—	13,664

(1)	Impact of divestitures includes for reporting purposes the Starbucks CPG business.

(2)	Impact of acquisitions for 2011 reflects the incremental January 2011 operating results from our Cadbury acquisition on February 2, 2010. For 2010, the impact of acquisitions reflects the pro forma operating results of Cadbury from January 2010, adjusted from IFRS to U.S. GAAP and translated to U.S. dollar from local countries’ currencies. This 2010 data is presented on a combined company, pro forma basis.

(3)	Favorable effect of accounting calendar changes in 2011 and 2010 and, for certain countries included in Kraft Foods Developing Markets, a 53rd week of shipments in 2011.

A-2

MAPS AND DIRECTIONS

2012 Annual Meeting of Shareholders

May 23, 2012 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. Turn left at the next light, which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4 and AGAINST Items 5, 6 and 7.

Item 1:	Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Myra M. Hart	☐	☐	☐	g.	Jorge S. Mesquita	☐	☐	☐

b.	Peter B. Henry	☐	☐	☐	h.	John C. Pope	☐	☐	☐

c.	Lois D. Juliber	☐	☐	☐	i.	Fredric G. Reynolds	☐	☐	☐

d.	Mark D. Ketchum	☐	☐	☐	j.	Irene B. Rosenfeld	☐	☐	☐

e.	Terry J. Lundgren	☐	☐	☐	k.	J.F. van Boxmeer	☐	☐	☐

f.	Mackey J. McDonald	☐	☐	☐

Item 2.	Advisory vote to approve executive compensation.	☐ For	☐ Against	☐ Abstain

Item 3.	Approval of amendment to change company name.	☐ For	☐ Against	☐ Abstain

Item 4.	Ratification of the selection of independent auditors.	☐ For	☐ Against	☐ Abstain

Item 5.	Shareholder proposal: sustainable forestry report.	☐ For	☐ Against	☐ Abstain

Item 6.	Shareholder proposal: report on extended producer responsibility.	☐ For	☐ Against	☐ Abstain

Item 7.	Shareholder proposal: report on lobbying.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF PROPERLY SIGNED AND NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 and 4 AND AGAINST ITEMS 5, 6 AND 7 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

☐     I will attend the Annual Meeting.

☐     I will bring a guest to the Annual Meeting (one guest allowed).

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If joint tenancy owners, each should sign personally. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card.

KRAFT FOODS INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 23, 2012

9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, IL  60077

Kraft Foods Inc. Three Lakes Drive Northfield, IL 60093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4 and “AGAINST” Items 5, 6 and 7.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Phuong Lam and each or either of them with full power of substitution, to vote your shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

In addition, if you are a current or former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/ Employee Savings Plan on March 15, 2012, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on May 18, 2012, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Foods Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/kft	1-800-560-1965
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on Tuesday, May 22, 2012.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on Tuesday, May 22, 2012.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.